Exhibit 2.2

PURCHASE AND SALE AGREEMENT

between

SENTINEL PROPERTIES – BEDFORD LLC,

as Seller

and

DIGITAL REALTY TRUST, L.P.,

as Purchaser

Dated: December 24, 2009

TABLE OF CONTENTS

		Page

ARTICLE I

Sale of Property

1.1.	Sale	1
1.2.	Excluded Property	3

ARTICLE II

Purchase Price

2.1.	Purchase Price	4
2.2.	Escrow Fund	5
2.3.	Interim Period Escrow Fund	5

ARTICLE III

Closing, Prorations and Closing Costs

3.1.	Closing	6
3.2.	Prorations	6
3.3.	Transfer Taxes	14
3.4.	Sales Taxes	14
3.5.	Closing Costs	14

ARTICLE IV

Title and Survey Matters

4.1.	Title	15
4.2.	Violations	18
4.3.	Affidavits	19

ARTICLE V

Representations and Warranties of Seller

5.1.	Seller’s Representations	19
5.2.	Seller’s Knowledge	25
5.3.	Knowledge of Purchaser	25
5.4.	“AS IS” Sale	26

ARTICLE VI

Representations and Warranties of Purchaser

6.1.	Authority; Organization	26
6.2.	Bankruptcy or Debt of Purchaser	26
6.3.	Availability of Funds	27
6.4.	Purchaser’s Acknowledgment and Release of Seller	27
6.5.	Patriot Act	28

ARTICLE VII

Covenants

7.1.	Operations	28
7.2.	Maintain Insurance	29
7.3.	Personal Property	29
7.4.	Leases	29
7.5.	Tenant Estoppels	30
7.6.	Contracts	31
7.7.	Notices of Violation	31
7.8.	Access	31
7.9.	Permits and Licenses	31
7.10.	1031 Exchange	32
7.11.	Title	32
7.12.	Updated Schedules	32
7.13.	Sentinel Name	32
7.14.	No Solicitation	32
7.15.	Business Operations of Seller	33
7.16.	Employee Matters	33
7.17.	Other SCO Matters	33

ARTICLE VIII

Closing Conditions

8.1.	Conditions to Obligations of Seller	33
8.2.	Conditions to Obligations of Purchaser	34

ARTICLE IX

Closing

9.1.	Seller’s Deliveries	36
9.2.	Purchaser’s Deliveries to Seller	38
9.3.	Purchaser’s Other Deliveries	39

ARTICLE X

Termination

10.1.	Termination	39
10.2.	Effect of Termination	41

ARTICLE XI

Indemnification

11.1.	Survival	41
11.2.	Indemnification by Seller	42
11.3.	Indemnification by Purchaser	43
11.4.	Limitations on Indemnification	43
11.5.	Indemnification Procedures	45
11.6.	Exclusive Remedy	47
11.7.	Manner of Payment	47

ARTICLE XII

Risk of Loss

12.1.	Condemnation and Casualty	47
12.2.	Condemnation not Material	47
12.3.	Casualty not Material	48
12.4.	Materiality	48
12.5.	Acknowledgement	48

ARTICLE XIII

Confidentiality

13.1.	Confidentiality	48
13.2.	Publication	49

ARTICLE XIV

Miscellaneous

14.1.	Notices	49
14.2.	Governing Law; Venue	50
14.3.	Headings	50
14.4.	Business Days	50
14.5.	Counterpart Copies	50
14.6.	Binding Effect	51
14.7.	Successors and Assigns	51
14.8.	Assignment	51

14.9.	Specific Performance	51
14.10.	Brokerage Commission	51
14.11.	Further Assurances	52
14.12.	Information and Audit Cooperation	52
14.13.	Interpretation	52
14.14.	Entire Agreement	52
14.15.	Severability	52
14.16.	Survival	53
14.17.	Exhibits	53
14.18.	Limitation of Liability	53
14.19.	Real Estate Reporting Person	53
14.20.	No Recording	53
14.21.	No Other Parties	53
14.22.	Waiver of Trial by Jury	53
14.23.	Definitions	53

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	Land

Exhibit B-1	Existing Leases

Exhibit B-2	Delinquency Report

Exhibit C	Form of Escrow Agreement

Exhibit D	Pro Forma Title Policy

Exhibit E	Form of Deed

Exhibit F	Form of Assignment and Assumption of Leases

Exhibit G	Form of Assignment and Assumption of Contracts

Exhibit H	Form of Seller’s Letter to Tenants

Exhibit I	Form of Seller’s Bring-Down Certificate

Exhibit J	Form of Bill of Sale

Exhibit K	Form of FIRPTA Certificate

Exhibit L	Form of Seller Title Affidavit

Exhibit M	Form of Non-Competition and Non-Solicitation Agreement

Exhibit N	Intentionally Omitted.

Exhibit O	Termination of Property Management Agreement

Exhibit P	Form of Purchaser’s Bring-Down Certificate

Exhibit Q	Notice of Escrow Claim

Exhibit R	Form of Sentinel Critical Operations Assignment and Assumption Agreement

Exhibit S	Audit Letter

Schedules:

Schedule 1.1.5	Personal Property

Schedule 1.1.6	Existing Contracts

Schedule 3.2.7	Leasing Costs Paid By Seller

Schedule 5.1.5 (i)	Tenant Options to Purchase Property

Schedule 5.1.5 (ii)	Exceptions Relating to Existing Leases

Schedule 5.1.5 (iii)	Brokerage Agreements

Schedule 5.1.5 (iv)	Security Deposits

Schedule 5.1.6	Exceptions Relating to Existing Contracts

Schedule 5.1.7	Condemnation Proceedings

Schedule 5.1.9	Litigation

Schedule 5.1.10	Insurance Policies

Schedule 5.1.11	Environmental Matters

Schedule 5.1.13	Compliance With Laws

Schedule 5.1.13A	Certain Building Construction Matters

Schedule 5.1.14	Leased Personal Property

Schedule 5.1.19	SCO Contracts

Schedule 7.4	Lease-Related Transactions

Schedule 7.5(i)	List of Certain Tenants

Schedule 7.5(ii)	Tenant Estoppel Certificate Form

Schedule 14.10	Brokers

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of December, 2009, by and between SENTINEL PROPERTIES – BEDFORD LLC, a Delaware limited liability company (“Seller”) and DIGITAL REALTY TRUST, L.P., a Maryland limited partnership (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Property

1.1. Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign and convey to Purchaser, and Purchaser shall:

1.1.1. Purchase and acquire that certain parcel of real property lying and being situated in the towns of Bedford and Billerica, Massachusetts, and being more particularly described on Exhibit A (the “Land”), subject to the Permitted Exceptions (as hereinafter defined) and consisting of the acreage set forth on the Survey (as hereinafter defined);

1.1.2. Purchase and acquire all buildings, structures and improvements now or hereafter erected or situated on the Land or any portion thereof, subject to the Permitted Exceptions, together with all of Seller’s rights, title and interest in and to all mechanical systems (including without limitation, all heating, air conditioning and ventilating systems and overhead doors), fixtures, conduits, motors, appliances, boiler pressure systems and equipment, air compressors, fuel storage tanks, including underground storage tanks, air lines, gas-fixed unit heaters, baseboard heating systems, water heaters and water coolers, plumbing fixtures, lighting systems, transformers, switches, furnaces, bus ducts, controls, risers, sprinkling systems to provide fire protection, exhaust and electrical power systems, telephone systems, storm drainage piping, gas lines, plumbing lines, sewer and water facilities, all internet exchange facilities, telecommunications networks, conduits, fiber optic cables, all cable television fixtures and antenna, elevators, escalators, incinerators, disposals, rest room fixtures, motors and machinery located in the improvements now or hereafter on the Land (the “Improvements”);

1.1.3. Purchase, assume, acquire and accept from Seller all of Seller’s right, title and interest in and to the privileges, grants and easements appurtenant to Seller’s interest in the Land and the Improvements, if any, including, without limitation, all easements, licenses, covenants, other rights-of-way, water and mineral rights, development rights, air rights, strips and other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements, grants and appurtenances are sometimes collectively referred to herein as the “Real Property”);

1.1.4. Purchase, assume, acquire and accept to the extent in effect on the Closing Date (as hereinafter defined), all of Seller’s right, title and interest in and to, all leases, licenses, colocation agreements, concession agreements, master service agreements, telecom access agreements and other occupancy agreements covering all space within the Improvements, which are (a) in effect as of the date hereof (including all amendments, modifications and supplements thereof entered into either (x) prior to the date hereof or (y) after the date hereof in accordance with the terms of this Agreement) and listed on Exhibit B-1 (collectively, the “Existing Leases”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereto entered into in accordance with the terms of this Agreement) (collectively, the “New Leases”) (the Existing Leases and the New Leases are referred to herein as, collectively, the “Leases”) and, subject to Section 3.2.6 below, the security deposits under such Leases which have not been applied in accordance with applicable law and the provisions of such Leases, any guarantees of such Leases and tenant security deposits and letters of credit, and other forms of credit enhancement delivered by a Tenant (as hereinafter defined) under any Lease;

1.1.5. Purchase and acquire all of Seller’s right, title and interest in and to all equipment and personal property, if any, owned by Seller and used solely in connection with the management, maintenance or operation of the Improvements or located at the Real Property as of the date hereof, without duplication of items considered “Improvements,” including, without limitation, furniture (including desks, chairs and computers), equipment, machinery, rack systems, inventories, supplies, signs, fiber optic wires commonly referred to as “dark fibers” running underground and other tangible personal property of every kind and nature owned by Seller and installed, located at and used in connection with the operation, maintenance, ownership and/or occupancy of, the Real Property, and all inventory used solely in connection with the management, maintenance or operation of the Improvements owned by Seller on the date of Closing (as hereinafter defined) (such equipment and personal property, the “Personal Property”), including, without limitation the Personal Property set forth on Schedule 1.1.5;

1.1.6. Purchase, assume, acquire and accept to the extent in effect on the Closing Date, all of Seller’s right, title and interest in and to all (i) service contracts, utility agreements, maintenance agreements and other contracts or agreements (a) currently in effect with respect to the Property (as hereinafter defined) (including all amendments, modifications and supplements thereof entered into either (x) prior to the date hereof or (y) after the date hereof in accordance with the terms of this Agreement) and, in each case, listed on Schedule 1.1.6 (collectively, the “Existing Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (including all amendments, modifications and supplements thereof entered into in accordance with the terms of this Agreement, but excluding the SCO Contracts (as hereinafter defined)) (collectively, the “New Contracts”; the Existing Contracts and New Contracts are referred to herein as, collectively, the “Contracts”), if any, (ii) guarantees, licenses, approvals, certificates, permits, consents, authorizations, variances, environmental reports, soil reports, utility arrangements, warranties, indemnities, claims (but excluding any claims retained by Seller, and described in Section 1.2.2 or elsewhere in this Agreement or the Closing Documents (as hereinafter defined)), licenses, applications, governmental approvals, authorizations and applications relating to the Property (collectively, the “Permits and Licenses”), (iii) computer discs and records at the Property and related to the operation of the Property (collectively, the “Intellectual Property”) and (iv) the data center services agreements and other agreements set forth on Schedule 5.1.19 (collectively, the “SCO Contracts”), all to the extent assignable (the Contracts, the Permits and Licenses, the Intellectual Property and the SCO Contracts are sometimes hereinafter collectively referred to as the “Intangible Property”);

1.1.7. Purchase and acquire all of Seller’s right, title and interest in the plans, specifications, drawings, surveys, maps, site plan approvals, engineering reports and other technical descriptions used in connection with the Land and Improvements which are in Seller’s (or Seller’s property manager’s) possession or control (collectively, the “Plans”), all to the extent assignable; and

1.1.8. Purchase and acquire all books and records maintained by Seller, or Seller’s property manager, in connection with the operation of the Land and Improvements other than Seller’s income tax records and the manuals related to the Property (including, without limitation, any digital files or digital formats of the foregoing) (collectively, the “Books and Records”).

(The Real Property, the Leases, the Personal Property, the Intangible Property, the Plans and the Books and Records are sometimes collectively hereinafter referred to as the “Property”). Notwithstanding anything to the contrary contained in this Section 1.1, Purchaser agrees to assume and accept (i) the Leases, solely to the extent set forth in the Assignment and Assumption of Leases; and (ii) the Intangible Property, solely to the extent set forth in the Assignment and Assumption of Contracts and the Bill of Sale.

1.2. Excluded Property.

1.2.1. Except as otherwise set forth in this Agreement, or any agreement executed at the Closing in connection with this Agreement (each such agreement, a “Closing Document” and collectively, the “Closing Documents”), Seller shall not sell, assign, transfer or deliver to Purchaser any rights and interests of Seller as owner of the Property arising and accruing prior to the Closing, in and to the following: casualty and condemnation proceeds, other insurance proceeds, Security Deposits (as hereinafter defined) which have been applied in accordance with the terms of this Agreement and the applicable Lease, utility deposits and rental arrearages attributable to periods prior to the Closing;

1.2.2. Except as expressly set forth in this Agreement, any cause of action or claim by Seller against a Tenant to the extent provided in Sections 3.2.4 and 3.2.5 and counterclaims, offsets and defenses against any third party that makes a claim against Seller or with respect to which Purchaser makes an indemnification claim against Seller; and

1.2.3. Purchaser hereby acknowledges and agrees that the terms “Intellectual Property” and “Intangible Property” do not include, and Purchaser is not acquiring any rights in and to, the marks “Sentinel” and “Sentinel Data Centers”, any trademarks incorporating or combining such terms or designs (collectively, the “Sentinel Marks”), and following the Closing, Purchaser shall not have any right, title or interest in or to, or right to use, and Purchaser covenants that it will not hereafter adopt, use, or register, or authorize others to adopt, use or register, any trademarks (i) consisting of or incorporating the Sentinel Marks, (ii) consisting of or incorporating the word “Sentinel” or the phrase “Sentinel Data Centers” in a business which is similar to the business of Seller, or (iii) confusingly similar to the Sentinel Marks.

ARTICLE II

Purchase Price

2.1. Purchase Price. The purchase price for the Property to be paid by Purchaser shall be Eighty-Eight Million Four Hundred Ninety Thousand Twenty-Seven Dollars ($88,490,027) (the “Purchase Price”). At the Closing, the Purchase Price, net of all prorations as provided for in Section 3.2 and adjustments pursuant to Sections 4.1.4 and 4.1.5 (the “Adjusted Purchase Price”), shall be paid by Purchaser, pursuant to the Closing Agreement (as hereinafter defined) as follows:

(i) an amount in cash equal to the sum of the Interim Period Escrow Amount (as hereinafter defined), if any, and the Escrow Amount shall be delivered to Don Hallman, as agent for Commonwealth Land Insurance Company (the “Title Company”), for delivery at the Closing to the Escrow Agent, as directed by Seller and Purchaser pursuant to Section 2.2;

(ii) an amount in cash equal to the Payoff Amount shall be delivered to the Title Company for payment at the Closing to the Lender as directed by Seller, pursuant to Section 4.1.5; and

(iii) an amount in cash equal to the Net Cash Purchase Price shall be delivered to the Title Company for payment at the Closing to Seller in accordance with this Agreement, and the Title Company shall disburse such funds in a manner directed by Seller.

Except as provided in Section 4.1.5, all such cash amounts shall be paid no later than 12:00 p.m. (E.S.T.) on the Closing Date, by wire transfer of immediately available federal funds to the account or accounts designated in writing by Seller.

2.2. Escrow Fund. At the Closing, Seller and Purchaser shall create an escrow fund (the “Escrow Fund”) by depositing with JPMorgan Chase Bank, National Association or another commercial bank mutually acceptable to Seller and Purchaser (the “Escrow Agent”), pursuant to an escrow agreement substantially in the form of Exhibit C (the “Escrow Agreement”), an amount of cash equal to the Escrow Amount. On the date that is twelve (12) months after the Closing Date (such date, the “Escrow Release Date”), subject to the provisions of the Escrow Agreement, Purchaser and Seller shall jointly instruct the Escrow Agent to promptly pay to Seller an amount equal to the amount remaining in the Escrow Fund minus any amounts subject to a claim for indemnification by the Purchaser Indemnified Parties (as hereinafter defined) on the Escrow Release Date pursuant to Section 11.2. Thereafter, promptly, but in no event later than five (5) Business Days following the final determination of any indemnification payments pursuant to Section 11.2 owed to Purchaser, and the payment thereof pursuant to Section 11.7, Purchaser and Seller shall jointly instruct the Escrow Agent to promptly pay to Seller all amounts remaining in the Escrow Fund. Notwithstanding anything to the contrary contained herein, no amounts actually paid by the Escrow Agent in connection with a claim pursuant to Section 2.3 to a Purchaser Indemnified Party out of the Interim Period Escrow Fund, if any, shall be payable pursuant to this Section 2.2 out of the Escrow Fund.

2.3. Interim Period Escrow Fund. If Purchaser (x) reasonably believes in good faith that upon Closing it will be entitled to indemnity pursuant to Section 11.2 based on information learned by Purchaser after the date hereof and (y) reasonably estimates in good faith that, as a result of such indemnity, it will have Seller Indemnifiable Damages in an amount (the “Interim Period Claim Amount”) not less than the amount that is two (2) times the Basket Amount (as hereinafter defined) (such product, the “Interim Period Threshold”), then Purchaser may deliver a written notice (the “Interim Period Damages Notice”) to Seller, no later than two (2) Business Days after receipt by Purchaser of the revised Schedules and revised Exhibit B-1 pursuant to Section 7.12, which notice shall set forth in detail (i) the Interim Period Claim Amount, (ii) the claims giving rise to the indemnity underlying the Interim Period Claim Amount, (iii) the basis on which Purchaser or a Purchaser Indemnified Party is entitled to indemnity thereunder and (iv) any facts or other information supporting such claims. Subject to Seller’s rights under Section 10.1.7, Seller and Purchaser shall create an escrow fund (the “Interim Period Escrow Fund”) separate from the Escrow Fund, by depositing with the Escrow Agent, pursuant to an escrow agreement mutually agreeable to the Seller and Purchaser and substantially similar to the Escrow Agreement (the “Interim Period Escrow Agreement”), an amount of cash equal to the excess of the Interim Period Claim Amount over the Interim Period Threshold (such amount, the “Interim Period Escrow Amount”). Upon the terms and subject to the conditions of the Interim Period Escrow Agreement, and upon the final determination that Seller is required to make an indemnification payment pursuant to Section 11.2, the Escrow Agent shall make payment thereof to Purchaser pursuant to Section 11.7. On the date of the final resolution of the last of the claims set forth in the Interim Period Damages Notice to be resolved and the payment by the Escrow Agent of all amounts (if any) owed to the Purchaser pursuant to the preceding sentence, or such other date as the Purchaser and Seller may mutually agree (the “Interim Period Escrow Release Date”), subject to the provisions of the Interim Period Escrow Agreement, Purchaser and Seller shall jointly instruct the Escrow Agent to promptly pay to Seller an amount equal to the amount remaining in the Interim Period Escrow Fund. Notwithstanding anything to the contrary contained herein, no amounts shall be paid to

Purchaser out of the Interim Period Escrow Fund other than in respect of the claims for indemnification set forth on the Interim Period Damages Notice.

ARTICLE III

Closing, Prorations and Closing Costs

3.1. Closing. The closing of the purchase and sale of the Property (the “Closing”) shall be conducted through an escrow established with the Title Company pursuant to a joint escrow instruction letter mutually agreed to by Seller and Purchaser, in customary form and which does not modify the rights of Seller or Purchaser hereunder (the “Closing Agreement”). The parties shall work in good faith to agree on the form and substance of the Closing Agreement prior to the Closing Date. The Closing shall occur on the date that is five (5) Business Days following Seller’s written notice to Purchaser of the satisfaction or waiver of the conditions set forth in Section 8.2, or if such date is not a Business Day, the first Business Day thereafter (such date, the “Closing Date”), other than those conditions that by their nature can only be satisfied on the Closing Date (but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto. Seller, in its discretion, may adjourn the Closing Date and extend the End Date (as hereinafter defined) from time to time for up to forty-five (45) days in the aggregate in order to (i) eliminate any Title Objections (as hereinafter defined) or Voluntary Encumbrances (as hereinafter defined) (which in either case are not Permitted Exceptions), address any other title related issues, or to obtain the municipal lien certificate referenced in Section 9.1.8, (ii) meet the Minimum Estoppel Requirement (as hereinafter defined), (iii) arrange for the payoff of the Lender described in Section 2.1(ii), (iv) coincide with any closing date or end date, respectively, under any of the Affiliate Agreements (as hereinafter defined), in the event that any such closing date is adjourned or any such end date is extended or (v) if there has been a casualty at the Property, get a report of the Independent Engineer (as hereinafter defined) described in Section 12.4(ii); provided, however, that if the Independent Engineer has not been selected or delivered its determination as required pursuant to Section 12.4(ii) prior to the date which is at least ten (10) Business Days prior to the End Date, as extended, Seller may further adjourn the Closing and extend the End Date, from time to time, for a period of up to ten (10) Business Days in excess of the period required to select the Independent Engineer and have the Independent Engineer deliver its determination as required pursuant to Section 12.4(ii). Purchaser, in its discretion, may adjourn the Closing Date and extend the End Date on one occasion for up to three (3) days, for any reason.

3.2. Prorations. All matters involving prorations, credits or adjustments to be made in connection with the Closing and not specifically provided for in another Section of this Agreement shall be adjusted in accordance with this Section 3.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 3.2 shall be prorated as of 11:59 P.M. on the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date. Notwithstanding the foregoing, in the event that the Purchase Price is not disbursed to or as directed by Seller on or before 4:00 p.m. (E.S.T.) on the Closing Date, then the Closing shall be deemed to have occurred on the next Business Day and all adjustments shall be recomputed accordingly. Except as otherwise set forth herein, all prorations shall be done in accordance with the customs with respect to title closings recommended by The Real Estate Board of New York, Inc. All prorations shall be made on the basis of the Proration Statement (as hereinafter defined) approved in writing by Purchaser and Seller as hereinafter set forth. If, subsequent to the Closing, Seller receives checks for rental, license fees, master service fees and other amounts from any Tenants made payable to Seller, Seller shall endorse such checks to the payment of Purchaser and promptly deliver the same to Purchaser if any portion of such check relates to a payment Purchaser is entitled to receive under this Agreement, and may otherwise retain the same. In the event that subsequent to the Closing, Purchaser receives checks, instruments or other items payable to Seller with respect to the Property, Seller hereby authorizes Purchaser to endorse Seller’s name (in order to deposit same) without recourse in favor of Purchaser, to the extent such amount is payable solely to Purchaser in accordance with this Agreement, who shall promptly apply the proceeds thereof in accordance with this Agreement.

Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Purchaser a proposed “Proration Statement” which shall contain per diem amounts of all closing amounts to be prorated. Not later than two (2) Business Days prior to the Closing Date, Purchaser shall deliver to Seller a written statement of objection or agreement or proposed modifications to such Proration Statement. Not later than one (1) Business Day prior to the Closing Date, Purchaser and Seller shall meet (telephonically or in-person) for the purpose of agreeing to and finalizing the Proration Statement. Each of Purchaser and Seller hereby agree to act reasonably and in good faith in such discussions and determinations.

The following items shall be prorated:

3.2.1. Real Estate and Property Taxes. Seller shall pay all real estate and personal property taxes, business charges and special assessments attributable to the Property through, but not including, the Closing Date. If the tax rate, assessment and/or assessed value for any of the foregoing items has not been set for the tax period in which the Closing occurs, then the proration of such items shall be based upon the rate, assessment and/or assessed value for the immediately preceding tax period and such proration shall be adjusted in cash between Seller and Purchaser promptly upon presentation of written evidence that the actual amount paid for the tax period in which the Closing occurs differs from the amounts used in the calculation of the proration of such amounts in accordance with the provisions of Section 3.2.10; provided, however, that any such adjustment shall be made by the later to occur of (a) six (6) months after the Closing Date, or (b) or sixty (60) days after Purchaser receives written notice of the tax rate, assessment or assessed value, as applicable.

3.2.2. Insurance Premiums. On the Closing Date there shall be no proration of Seller’s property and casualty insurance premiums, or, except as set forth in ARTICLE XII of this Agreement, assignment of Seller’s property and casualty insurance policies with respect to the Property and Seller shall cancel all of its existing policies with respect to the Property as of the Closing Date.

3.2.3. Utilities and Services. The amounts of all telephone, electric, sewer, water, gas, steam and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating and administrative expenses relating to the Property and allocable to the period prior to the Closing Date (other than such items which are the obligation of and directly paid by a Tenant under its Lease) shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller prior to delinquency. To the extent that any invoices for any such matters relate to the period before and the period following the Closing, such invoices shall be appropriately apportioned between Purchaser and Seller, and Purchaser will receive a credit against the Purchase Price for Seller’s portion thereof and will pay the entire bill after the Closing. Seller shall use reasonable efforts to have all base building meters read as of the Closing Date. Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date. All deposits, if any, furnished by Seller to any utility company or other service provider shall be retained by or refunded to Seller by the utility company or other service provider or Seller shall receive a credit for such deposits at Closing.

3.2.4. Base Rents. Base or fixed rents, licensee fees, service agreement fees and other fixed sums due under Leases (“Fixed Rent”) shall be adjusted on an if, as and when collected basis. With respect to any Tenant which has paid all Fixed Rent due and payable prior to the Closing Date, if, prior to the Closing Date, Seller shall have actually received and collected any installments or other amounts of Fixed Rent from such Tenant attributable to periods from and after the Closing Date, then, Purchaser shall receive a credit against the Purchase Price in the amount of such installments or other amounts of Fixed Rent at the Closing. If, on the Closing Date, any tenant, licensee or other occupant under a Lease (a “Tenant”) is in arrears in the payment of any Fixed Rent, then any amounts received by Seller or Purchaser from any such Tenant after the Closing on account of any Fixed Rent (net of reasonable out-of-pocket costs of collection, including reasonable attorneys fees and disbursements) shall be applied in the following order of priority: (i) first, apportioned between Purchaser and Seller for the month in which the Closing occurred; (ii) second, to Seller for the month prior to the month in which the Closing occurred; (iii) third, to Purchaser for any month or months following the month in which the Closing occurred, and (iv) fourth, to Seller for the period prior to the month preceding the month prior to the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party. In addition, if as of the Closing Date there exists any rent credit to a Tenant under any of the Leases, which relates to events prior to the Closing Date, but which is credited to periods following the Closing Date and not otherwise prorated hereunder, then the prorations in favor of Purchaser hereunder shall include an amount equal to the aggregate amount of all such credits applicable to any period or periods after the Closing Date. Purchaser shall be responsible for all free rent periods set forth on Schedule 5.1.5(2) and rental concessions with respect to periods following the Closing, except for those amounts paid by Seller pursuant to Section 3.2.7 (it being acknowledged that Tenant rent phase in periods and delayed commencement dates shall not constitute free rent periods and the effect thereof shall be borne by Purchaser). Notwithstanding anything contained herein to the contrary, Seller shall have the right to pursue such Tenants to collect delinquencies related to Fixed Rent for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding); provided, that (x) such Tenants are listed on the Delinquency Report (as hereinafter defined) or (y) such Tenant is listed on the Updated Delinquency Report (as hereinafter defined) and Purchaser has consented to Seller pursuing collections from such Tenant, which consent may not be unreasonably withheld, conditioned or delayed (and if such consent is not granted, it shall not otherwise limit Seller’s rights under this Section 3.2.4, other than its right to directly pursue such tenants). Notwithstanding anything to the contrary contained in this Agreement, including, without limitation Sections 3.2.4, 3.2.5 and 3.2.11, Seller shall have no right to pursue any Tenants for unlawful detainer, eviction, termination of Lease or similar proceeding.

3.2.5. Additional Rents.

(i) Proration of Additional Rents. If any Tenants are required to pay percentage rents, escalation charges for increases in real estate taxes or operating expenses, labor cost increases, cost-of-living increases, pass-throughs of operating expenses, charges for services of any kind provided to them (including, without limitation, making of repairs and improvements, electricity, water, cleaning or overtime services), “sundry charges”, or other charges of a similar nature (collectively, “Additional Rents”, and together with the Fixed Rent, the “Rents”), the same shall be prorated as follows:

(1) Additional Rents Attributable to Period Before Closing. If any Additional Rents are collected by Purchaser after the Closing Date which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall pay to Seller its proportionate share thereof as provided in Section 3.2.5(ii) below.

(2) Recalculation of Additional Rents Attributable to Period Before Closing. With respect to any estimated Additional Rents paid by Tenants for any period prior to the Closing which, pursuant to the applicable Lease, are to be recalculated after the Closing based upon actual expenses and other relevant factors,

(A) Seller shall, with respect to such adjustments which are in favor of any such Tenant, pay to Purchaser the amount of such adjustment (after which Purchaser shall pay directly to the Tenant in question), within fifteen (15) days after written demand and presentation to Seller of reasonable documentation in support of such adjustments, and

(B) Purchaser shall, with respect to such adjustments which are in favor of landlord, pay to Seller the amount of such adjustments which the Tenant pays to Purchaser, within fifteen (15) days after receipt thereof by Purchaser.

(3) Invoicing of Additional Rents Attributable to Period Before Closing. Purchaser shall, in accordance with prudent first class management and operation of the Property, for a period of one (1) year following the Closing Date, bill Tenants such Additional Rents attributable to an accounting period that shall have expired prior to the Closing in the same manner that Purchaser bills Tenants for delinquent Additional Rents in respect of an accounting period that shall expire after the Closing (including without limitation, the annual “true up” at the end of each calendar year).

(4) Collection of Delinquent Rents. Notwithstanding anything contained herein to the contrary, Seller shall have the right to pursue such Tenants to collect delinquencies for Additional Rent for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding); provided, however, that (x) such Tenants are listed on the Delinquency Report (as hereinafter defined), (y) Seller is performing or supervising work for such Tenant and such Tenant is listed on Schedule 3.2.7 or Schedule 7.4 or (z) such Tenant is listed on the Updated Delinquency Report and Purchaser has consented to Seller pursuing collections from such Tenant, which consent may not be unreasonably withheld, conditioned or delayed (and if such consent is not granted, it shall not otherwise limit Seller’s rights under this Section 3.2.5, other than to directly pursue such tenants).

(5) Seller to Furnish Information for Period Prior to Closing. Seller shall furnish to Purchaser such accurate information (based on Seller’s records) relating to the period prior to the Closing that is reasonably necessary for the billing of such Additional Rents. As long as Purchaser has no reasonable basis for questioning the information provided by Seller, Purchaser shall bill Tenants for Additional Rents for accounting periods prior to the Closing on the basis of such information furnished by Seller in the same manner and custom as it bills Tenants for delinquent Additional Rents for its own account.

(6) Credit for Additional Rents Paid Prior to Closing. With respect to any Tenant which has paid all Additional Rents due and payable prior to the Closing Date, if, prior to the Closing, Seller shall have actually received and collected any installments or other amounts of Additional Rents from such Tenant attributable to periods from and after the Closing Date, then, Purchaser shall receive a credit against the Purchase Price in the amount of such installments or other amounts of Additional Rents at the Closing.

(ii) Collection of Additional Rents After Closing. Any Additional Rents collected by Purchaser or Seller after the Closing from Tenants who owe Additional Rents for periods prior to the Closing (to the extent not applied against Fixed Rents due and payable by such Tenant in accordance with Section 3.2.4 above) shall (net of reasonable out-of-pocket costs of collection, including reasonable attorneys’ fees and disbursements) be applied to Additional Rents then due and payable in the following order of priority (i) first, in payment of Additional Rents for the month in which the Closing Date occurs, with such amounts being prorated between Purchaser and

Seller based upon the number of days each owned the Property during the month in which the Closing occurs; (ii) second, in payment of Additional Rents for the month immediately preceding the month in which the Closing occurs; (iii) third, in payment of Additional Rents for any months which commenced after the Closing occurs, but only to the extent payments of Additional Rents for such month are then currently due; and (iv) fourth, in payment of Additional Rents for months preceding the month immediately preceding the month prior to the month in which the Closing occurs. Notwithstanding the foregoing, any funds collected by Purchaser for Additional Rents as the result of an end of calendar year “true up” that are in favor of landlord, shall (unless otherwise designated by a Tenant for payment of a specific invoice) be divided between Seller and Purchaser based upon the number of months each held the landlord’s interest in the Property for such calendar year and if designated by a Tenant for payment of a specific invoice shall be applied in accordance with such designation.

(iii) Method of Payment of Adjustments. If Rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of the allocations set forth in this Agreement, the appropriate sum shall be promptly paid to the other party, but in no event more than fifteen (15) days after written demand therefore.

(iv) Statements of Delinquent Rents. Until the Escrow Release Date, Purchaser shall furnish to Seller upon written request, not more frequently than on a calendar quarter basis (within forty-five (45) days after the end of each quarter) a reasonably detailed accounting of the amounts paid by Tenants and the amounts due to Seller from Purchaser. Seller shall have the right no more frequently than once each quarter during such period, on prior written notice to Purchaser, during ordinary business hours, to review those rental records of Purchaser with respect to the Property which are reasonably necessary to ascertain the accuracy of such accountings.

3.2.6. Tenant Security Deposits. Cash Security Deposits held by or on behalf of Seller together with any interest accrued thereon, shall be retained by Seller, and Purchaser shall receive a credit at Closing in the amount thereof (less the amount of any interest or administrative charges which the landlord under such Lease and applicable law would be entitled to retain, pro-rated for the period prior to the Closing). In the case of any letters of credit or other non-cash security deposits, such instruments shall be delivered, by Seller to Purchaser in accordance with Section 9.1.4. After the date hereof and prior to Closing, Seller shall not be permitted to apply any Security Deposit, except that Seller may apply such Security Deposit in accordance with law and the applicable Lease in the event that (i) the Tenant under such Lease shall be in default thereunder, (ii) such Tenant shall have vacated and surrendered the leased premises thereunder to Seller (iii) such Lease shall have been terminated, and (iv) Seller shall have given such Tenant written notice (with a copy to Purchaser) of the application of such Security Deposit. Security Deposits applied after the Closing Date shall be held or applied as determined by Purchaser in its discretion, provided, that if Purchaser applies any such Security Deposit against delinquent Fixed Rent or Additional Rent under a Lease, Purchaser shall apply such amounts to delinquent Fixed Rent and Additional Rent pursuant to the terms of Sections 3.2.4 and 3.2.5. At Closing, Purchaser shall deliver to Seller a receipt for any Security Deposits actually turned over or credited by Seller to Purchaser in accordance with the Assignment and Assumption of Leases (as hereinafter defined). In the case of any Security Deposits held by Seller in the form of letters of credit, such letters of credit, to the extent permitted by the terms thereof, shall be assigned to Purchaser at the Closing in accordance with the Assignment and Assumption of Leases. At Closing, with respect to such letters of credit which by their terms are assignable, Seller shall deliver any documentation required by Purchaser or the issuing bank(s) with respect to the assignment of such letters of credit. Any fees imposed by such issuing banks in connection with such assignments shall be paid by Seller at the Closing. In the case of any such letters of credit which by their terms are not assignable, Seller shall use reasonable efforts to cause the applicable Tenant(s), on or promptly following the Closing Date, to replace such letters of credit with ones which are assignable to, or in the name of, Purchaser, provided, however, that as to any such letters of credit which are not replaced, then during the period from the Closing Date through the Escrow Release Date, Seller shall hold such nonassignable letters of credit for the benefit of Purchaser and, upon written request by Purchaser, shall draw down on any such letter of credit and simultaneously therewith, shall deliver the proceeds of such draw down to Purchaser. Purchaser shall use reasonable efforts to assist Seller in obtaining any such replacement letters of credit including, without limitation, in Purchaser’s discretion, exercising Purchaser’s rights and remedies under the applicable Lease in order to cause the Tenant to obtain any replacement letter of credit.

3.2.7. Brokerage Commissions/Tenant Improvements.

(1) Seller shall be responsible for all leasing and brokerage commissions, tenant improvement costs, including, without limitation, the Tenant Improvement Work (as hereinafter defined), and expenses, tenant work allowances and advertising expenses and legal fees and disbursements (collectively, “Leasing Costs”) with respect to the Leases executed prior to the date hereof (the “Leasing Cut-off Date”), but excluding any such costs which are attributable to the exercise of a lease renewal, extension or expansion option or a requirement that a Tenant must take certain space under a Lease after the Leasing Cut-off Date or other changes requested by Tenants or agreed to by a Tenant and Purchaser after the Closing Date (“Additional Tenant Work”) except Seller shall pay, no later than the date when due, the costs which are attributable to a requirement that a Tenant must take certain space under a Lease after the Leasing Cut-off Date as set forth on Schedule 3.2.7.

(2) Purchaser shall be responsible for (y) all Leasing Costs with respect to (a) all New Leases, (b) the exercise of a lease renewal, extension or expansion or a requirement that a Tenant must take certain space after the Leasing Cut-off Date pursuant to the terms of any Lease (other than as set forth on Schedule 3.2.7) and any Additional Tenant Work and (c) all other lease renewals, extensions or expansions executed in accordance with the terms of this Agreement after the Leasing Cut-off Date.

(3) Seller shall diligently perform all of the work set forth on Schedule 3.2.7 (the “Construction Work”) and shall cause all such Construction Work to be completed as and when required by the Leases; provided, however, that, in the event that date for completion of any Construction Work is later than the Closing Date, Seller shall complete as much of the Construction Work as is necessary to ensure that the remaining Construction Work can reasonably be completed by the date required under the applicable Lease. At Closing Purchaser shall assume all obligations to complete the Construction Work to the extent not completed prior to the Closing. Seller shall pay, no later than the date when due, all costs and expenses of the Construction Work performed prior to the Closing Date, and Purchaser shall pay for all Construction Work performed on or after the Closing Date; provided, however, that at Closing, Purchaser shall receive a credit in an amount reasonably estimated, in good faith, to complete the Construction Work. Following the Closing, Seller shall have no further obligation to complete the Construction Work nor to reimburse Purchaser for the costs thereof. Seller and Purchaser shall work in good faith to have the relevant construction contracts assigned to Purchaser.

3.2.8. Property Management Agreement and Employees.

(1) Seller shall pay all amounts under the property management agreements with respect to periods prior to Closing and all costs of terminating such property management agreements at or before Closing, and all costs relating to employees of the property manager. There shall be no proration for such amounts or costs.

(2) Seller understands and agrees that following the Closing, Purchaser or an Affiliate of Purchaser may offer employment to certain employees of RC Property Management, LLC, provided Purchaser is under no obligation to offer employment to any employees of such entity. Nothing in this Agreement shall confer upon any employee of RC Property Management, LLC any expectation, entitlement or right to employment with Purchaser or its Affiliates.

3.2.9. Contracts. Charges and payments under Contracts or permitted renewals or replacements thereof. Purchaser shall also receive a credit equal to any past due payments (including interest or penalties due) from Seller to any of the other parties to the Contracts, unless Seller is disputing same, remains responsible for paying same and notifies Purchaser in writing of such dispute at Closing.

3.2.10. Method of Calculation. For purposes of calculating prorations, Purchaser shall be deemed to be the owner of the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs, and thereafter all such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The amount of such prorations shall be initially performed as of the Closing Date but shall be subject to adjustment in cash after the Closing Date as and when complete and accurate information becomes available, if such information is not available at the Closing Date. Seller and Purchaser shall cooperate and use commercially reasonable efforts to make such adjustments within one-hundred-twenty (120) days after the Closing Date; provided, that the relevant information is available at least thirty (30) days prior thereto. Except as set forth in this Agreement, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.

3.2.11. Payment of SCO Work. To the extent SCO shall have performed or supervised work on behalf of Tenants prior to the Closing Date, SCO shall have the right to directly invoice the Tenants for such work. Purchaser shall reasonably cooperate in assisting SCO in collecting amounts owed by Tenants with respect to such work (and shall, as requested by SCO in writing, direct Tenants to pay SCO directly with respect to such services). To the extent any amounts payable to SCO are paid to Purchaser, Purchaser shall promptly pay such amounts to SCO, without causing such amounts to be applied pursuant to the terms of Sections 3.2.4 and 3.2.5. SCO shall have the right to pursue Tenants to collect such amounts, and, if requested by SCO, Purchaser shall take all reasonably necessary actions against a Tenant to collect same, provided, Purchaser shall not be required to pursue an unlawful detainer, eviction, termination of Lease or similar proceeding.

3.3. Transfer Taxes. All transfer taxes imposed upon the conveyance of the Real Property hereunder (the “Transfer Taxes”) shall be paid by Seller. The Deed shall recite that there is consideration for the transfer of the Property described therein. Purchaser shall file or cause to be filed all necessary Transfer Tax Returns and, to the extent required by law, Seller shall join in the execution of any such Transfer Tax Returns. Purchaser and Seller agree to timely file and deliver such certificates, forms or other documents as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce) such Transfer Taxes.

3.4. Sales Taxes. Although it is not anticipated that any sales tax shall be due and payable, Purchaser shall pay any and all sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder. Purchaser shall file all necessary tax returns with respect to all such taxes and, to the extent required by applicable law, Seller will join in the execution of any such tax returns.

3.5. Closing Costs.

3.5.1. Purchaser’s Closing Costs. Purchaser shall pay (A) all recording fees and charges associated with the recordation of the Deed, other than the Transfer Taxes, which are payable pursuant to Section 3.3; (B) all title insurance premiums and title examination fees for the Title Policy (as hereinafter defined) and any costs of obtaining an updated Survey; (C) one-half (1/2) of the fees and charges owing to Escrow Agent; and (D) all other costs, fees, expenses and charges of any kind incident to the sale and conveyance of the Property from Seller to Purchaser, including attorneys’ fees and consultants’ fees incurred by Purchaser in the performance of its obligations hereunder.

3.5.2. Seller’s Costs. Seller shall pay (A) all recording fees for removal of all monetary encumbrances against the Property required by this Agreement; (B) one-half ( 1/2) of the Escrow fees and charges owing to Escrow Agent; and (C) all other costs, fees, expenses and charges of any kind incident to the sale and conveyance of the Property from Seller to Purchaser, including attorneys’ fees and consultants’ fees incurred by Seller in the performance of its obligations hereunder.

ARTICLE IV

Title and Survey Matters

4.1. Title.

4.1.1. Updated Commitment and Survey. Set forth on Exhibit D is the pro forma policy for title insurance for the Real Property (the “Title Policy”) from the Title Company together with a letter committing the Title Company to issue title insurance in the form of the Title Policy (the “Title Commitment Letter”, and together with the Title Policy, the “Purchaser’s Title Commitment”) subject to the satisfaction of the conditions set forth on Schedule B, Section 1 to the Purchaser’s Title Commitment (the “Title Insurance Conditions”). The matters described on Schedule B to the Title Policy shall constitute Permitted Exceptions. The Title Company shall serve as the lead title insurer at Closing; provided, however, if the Title Company is unwilling to insure over or omit a title exception or provide additional coverage without additional material liability to Seller and another nationally recognized title insurance company, selected by Seller (from among any subsidiary of The First American Corporation or Fidelity Financial, Inc. that is licensed to issue title insurance in the state where the Real Property is located), is willing to do so, then such other title insurance company shall become the “lead insurer” and be deemed the Title Company for all purposes of this Agreement. Purchaser shall have the right to arrange for one or more nationally recognized title insurance companies to serve as reinsurers (it being understood that if Purchaser so arranges for other title insurance companies to act as reinsurers, then the title insurance policies issued by the Title Company dated as of the date on which the Deed (as hereinafter defined) is recorded and otherwise in the form of Purchaser’s Pro Forma Title Policy in the form and such other title insurance companies shall constitute the “Title Policy” for purposes hereof); provided, however, that (a) the Title Company shall be the “lead insurer,” and any other title company selected by Purchaser shall be a reinsurer, and (b) Seller shall deliver to the Title Company the Title Affidavit (as hereinafter defined) and otherwise satisfy the Title Insurance Conditions; provided further, however, that two-thirds ( 2/3) of the aggregate cost of the Title Policy shall be paid to Don Hallman, as agent for the Title Company and one-third ( 1/3) of the aggregate cost of the Title Policy shall be paid to Excalibur Title Insurance Agency, LLC, as agent for the Title Company, First American Title Insurance Company or Chicago Title Insurance Company. Seller has delivered to Purchaser and the Title Company a copy of a survey of the Real Property prepared by WSP-Sells, dated as of

December 16, 2009, last updated December 23, 2009 (the “Survey”). Upon execution of this Agreement, Seller shall instruct the surveyor to forward a copy of the revised, updated and signed Survey, which shall be recertified in favor of Purchaser and/or any affiliate of Purchaser as may be designated by Purchaser (“Recertified Survey”), to Purchaser’s attorney, Seller’s attorney and to the Title Company simultaneously with the issuance thereof to Purchaser, and the matters shown or described on such Recertified Survey shall constitute Permitted Exceptions. Any further updates of the Recertified Survey shall be deemed a “Survey Update.”

4.1.2. Title Objections. If any Survey Update or update of the Title Policy (each, a “Title Update”) shall reveal or disclose any new items which are not Permitted Exceptions and Purchaser, in its sole discretion, objects to such items (each, a “Title Objection”), then Purchaser (or Purchaser’s counsel) shall notify Seller (or Seller’s counsel) of such Title Objections in writing within ten (10) days of Purchaser’s receipt thereof.

If Purchaser does not notify Seller in writing of any Title Objection within the time period set forth in this Section 4.1.2, then Purchaser shall be deemed to have accepted the state of title to the Real Property reflected in the applicable Title Update or Survey Update and to have waived any claims against Seller which it might otherwise have raised with respect to such Title Update or Survey Update, as applicable, and, thereafter, the same shall be deemed to be Permitted Exceptions for all purposes of this Agreement.

4.1.3. Permitted Exceptions. At the Closing, Seller shall convey and Purchaser shall accept fee simple title to the Real Property subject only to the following exceptions to title (the “Permitted Exceptions”):

(1) any state of facts shown (x) on the Survey or (y) any updates to the Survey (which matters shown on any update to the Survey do not impact the value of the Property or the use of the Property for its current use, other than in an immaterial manner);

(2) any exclusions from coverage set forth in the Purchaser’s Pro Forma Title Policy;

(3) all laws, municipal ordinances, orders, designations or requirements issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Property (each, a “Governmental Authority”), as the same now exist or may be hereafter modified, supplemented or promulgated; provided, however, that the foregoing is not intended to modify or limit Seller’s representations, warranties or covenants contained in this Agreement or Purchaser’s rights with respect to a breach thereof;

(4) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not due and payable prior to the Closing Date and/or are apportioned as provided in this Agreement;

(5) all violations of law, municipal ordinances, orders, designations or requirements issued by any Governmental Authority having jurisdiction over the Property (collectively, “Violations”); provided, however, that the foregoing is not intended to modify or limit Seller’s representations, warranties or covenants contained in this Agreement or Purchaser’s rights with respect to a breach thereof;

(6) such matters as the Title Company shall be willing to omit as exceptions to coverage at no cost or expense to Purchaser with respect to the Title Policy issued by the Title Company on the Closing Date;

(7) all utility easements of record;

(8) (x) any defects, objections or exceptions in the title to the Real Property disclosed in Schedule B-2 of Purchaser’s Title Commitment and (y) any Title Updates to which Title Objections have not been delivered, in accordance with Section 4.1.2, within ten (10) days of Purchaser’s receipt thereof;

(9) rights of Tenants as tenants only under Existing Leases, without any purchase options; and

(10) any other matter or thing affecting title to the Property that Purchaser shall have waived in its sole discretion or be deemed to have waived under Section 4.1.2.

Notwithstanding anything to the contrary contained herein, minor variations between the tax lot lines and the description of the Land set forth on Exhibit A shall not constitute a basis of termination of this Agreement or require any corrective action by Seller.

4.1.4. Elimination of Liens. If any Title Objections which are not Permitted Exceptions appear in any Title Update or Survey Update, then, notwithstanding anything to the contrary contained in this Agreement, Seller shall be obligated to cause to be released, satisfied and otherwise discharged of record all such Title Objections which are (1) a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness of Seller, (2) a mechanics’ lien, including, without limitation, in connection with the Tenant Improvement Work (as hereinafter defined) (other than a mechanics’ lien against a Tenant or other occupant of the Property), (the items described in the preceding subclauses (1)

and (2), collectively, “Monetary Encumbrances”) or (3) any other lien which can be satisfied by the payment of a liquidated sum not in excess of $1,000,000, in the aggregate of all such other liens (the items described in the preceding subclause (3) being “Other Liens”) and (4) any encumbrances voluntarily recorded or otherwise placed or permitted to be placed by Seller against the Property on or following the date of Purchaser’s Title Commitment and not approved by Purchaser, in its sole discretion, in writing in advance thereof (“Voluntary Encumbrances”). In lieu of eliminating any Title Objections which are not Permitted Exceptions which Seller may elect, or be required, pursuant to the express terms hereof, to eliminate under this Agreement, Seller may deposit with the Title Company such amount of money as may be determined by the Title Company as being sufficient to induce the Title Company, without the payment of any additional premium by Purchaser, to omit such Title Objections which are not Permitted Exceptions from Purchaser’s title insurance policy. If, as of the Closing Date, there are any Title Objections (which are not Permitted Exceptions or are not otherwise omitted from Purchaser’s title insurance policy), then Purchaser shall have the right (as its sole and exclusive remedy with respect to such matters) either to (I) terminate this Agreement by delivering notice thereof to Seller, or (II) waive, in writing, its objection thereto and consummate the Closing, in which event (i) such Title Objections shall thereupon constitute Permitted Exceptions for all purposes of this Agreement and (ii) Seller shall be obligated at Closing, to remove any Voluntary Encumbrances which are not Permitted Exceptions and Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the sum of (x) the amount necessary to discharge of record all of the unsatisfied Monetary Encumbrances and (y) the lesser of (1) the amount necessary to discharge of record all of the unsatisfied Other Liens or (2) $1,000,000. Seller shall not voluntarily enter into any agreement to create a Lien (as hereinafter defined) or encumbrance on the Property after the date hereof without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion.

4.1.5. Payment from Purchase Price. Any unpaid taxes, water charges, sewer rents and assessments, together with the interest and penalties thereon (in each case subject to any applicable apportionment as provided in this Agreement), and any mortgages or other liens created by Seller which can be satisfied by payment of a liquidated amount and judgments against Seller, which Seller is obligated to pay and discharge pursuant to the terms of this Agreement, together with the cost of recording or filing any instruments necessary to discharge such mortgages, liens and judgments, may be paid out of the proceeds of the Purchase Price payable at the Closing. Seller may direct the Title Company to send a separate wire transfer of federal funds to the Lender in an aggregate amount equal to the Payoff Amount.

4.2. Violations. Purchaser shall purchase the Property subject to any and all notices of Violations, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property; provided, however, that Purchaser shall not be required to purchase the Property and consummate the other transactions contemplated hereby if the Property is subject to any Violation (other than Violations set forth on Schedule 5.1.5 and Violations resulting from matters described on Schedule 5.1.5) that would, individually or in the aggregate, when taken together with any other adverse effects on the ownership, operation, use or value of the Property, reasonably be expected to have a Material Adverse Effect (as hereinafter defined). Seller shall have no duty to remove or comply with or repair any condition, matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property, Seller shall have no duty to remove or comply with or repair any Violation, and Purchaser shall accept the Property subject to all such Violations, the existence of any conditions at the Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price. Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.2 are not intended to modify or limit any of Seller’s representations, warranties or covenants under this Agreement or Purchaser’s rights with respect to a breach thereof.

4.3. Affidavits. If the Purchaser’s Title Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller, on request, shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller.

ARTICLE V

Representations and Warranties of Seller

5.1. Seller’s Representations. As a material inducement to the execution and delivery of this Agreement by Purchaser, Seller represents and warrants that the following matters are true and correct with respect to Seller and to the Property:

5.1.1. Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and authorized to do business in the Commonwealth of Massachusetts. This Agreement has been duly authorized, executed and delivered by Seller, and, assuming due authorization, execution and delivery hereof by the other parties hereto, is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and does not violate any provision of any judicial order or material agreement to which Seller is a party or to which Seller is subject. All Closing Documents to be executed by Seller will, at the time of Closing, be duly authorized, executed and delivered by Seller, be legal, valid and binding obligations of Seller, and will not violate any provision of any judicial order or material agreement to which Seller is a party or to which Seller is subject. The individuals executing this Agreement and all of the other Closing Documents on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

5.1.2. Bankruptcy or Debt of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Seller’s knowledge, suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

5.1.3. Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code (as hereinafter defined), and Seller shall execute any and all documents necessary or reasonably required by the Internal Revenue Service or Purchaser in connection with such declaration.

5.1.4. Patriot Act. Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001). To Seller’s knowledge, Seller does not engage in any dealings or transactions with any of (i) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited Country”) and any of their agencies, including but not limited to political units and subdivisions (each, a “Prohibited Government”); or (ii) any company that (1) is wholly or partially managed or controlled by a Prohibited Government or (2) is established, organized under, or whose principal place of business is in any Prohibited Country. For purposes of this Section 5.1.4, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, Affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.

5.1.5. Leases; Brokerage Agreements.

(1) Seller has delivered or made available to Purchaser true, correct and complete copies of the Leases. The Existing Leases represent all Leases for space in or access to the Real Property in effect on the date hereof and the Leases shall represent all Leases for space in or access to the Real Property as of the Closing Date. A true, correct and complete list of the Existing Leases is set forth in Exhibit B-1 and, except as set forth on Exhibit B-1, there have not been, and except as permitted under Section 7.4 there will not be, on the Closing Date, any amendments, modifications or supplements to the Leases. Tenants have no renewal or expansion options except as set forth in the Leases. Except as set forth on Schedule 5.1.5(i) or as provided in the Leases, Tenants have no purchase options, rights of first offer or first refusal or any other options applicable to the Property or any part thereof. No representation is made as to (a) possible assignments of any of the Leases not consented to by Seller or (b) any subleases or underlettings under any of the Leases not consented to by Seller. None of the Leases, nor any interest therein, has been previously assigned or pledged by Seller, which assignment or pledge is still in effect, except the assignment of the Leases to the Lender, which assignment shall be terminated in connection with the Closing (or if not terminated at the Closing, shall not secure any debt following the Closing, shall be insured by the Title Company, and Seller shall, at its cost and expense, obtain the release thereof within 30 (thirty) days following the Closing).

(2) Except as set forth on Schedule 5.1.5(ii), (A) to Seller’s knowledge, all of the Leases are in full force and effect in accordance with their respective terms, (B) no Tenant has paid Rent to Seller relating to periods on or after the date hereof more than thirty (30) days in advance of the date same is due under its respective Lease and no Tenant is entitled to any rent set off or abatement rights (other than any free rent periods provided for in such Lease), (C) Seller has not delivered to any Tenant a written notice of default, which default remains uncured, and Seller has no knowledge of the existence of any material default by a Tenant which remains uncured, (D) no Tenant has delivered to Seller a written notice of default, which default remains uncured, (E) Seller has received no written notice from any Tenant claiming that, and has no knowledge of the existence of a material default by Seller under any Lease that would give rise to a claim that (1) such Tenant has the right to cancel its Lease, or (2) as of the date hereof, any items of work, repair, maintenance or construction are to be completed by Seller pursuant to its Lease, which have not been completed, (F) there are no unpaid tenant improvement allowances applicable to any period after the Closing Date and there shall be no unpaid Leasing Costs for which Seller is liable under this Agreement that remain unpaid as of the Closing, (G) no Tenant has a current right to a credit, offset or claim against its obligation to pay Rent, except for free rent obligations set forth in the Leases and described on Schedule 5.1.5(ii) (it being acknowledged that Tenant rent phase in periods and delayed commencement dates shall not constitute free rent periods and the effect thereof shall be borne by Purchaser), (H) to Seller’s knowledge, there is no action or proceeding, voluntary or involuntary, pending against any Tenant under any section or sections of any bankruptcy or insolvency law and (I) Seller has not received written notice from any Tenant claiming, and has no knowledge of the existence of a material default by Seller under any Lease that would give rise to a claim, that such Tenant has a current right to any “power outage credit” or abatement fees with respect to power failures, any other abatement fees or offset amounts currently outstanding or disputing the Fixed Rent or Additional Rents or the computation of Additional Rents pursuant to its Lease, which dispute is unresolved. Except for the Leases, there are no other agreements binding upon the Property or Purchaser after the Closing granting any person the right to use or occupy space at the Property other than, the rights of those certain telecommunications service providers set forth on Schedule 5.1.5(ii);

(3) The only written agreements for the payment of leasing brokerage commissions in connection with the Leases where commissions remain payable or are contingently payable upon the occurrence of certain events, as of the date hereof, are those listed on Schedule 5.1.5(iii) (the “Brokerage Agreements”), and except as set forth on Schedule 5.1.5(iii) and in connection with the New Leases or amendments to Existing Leases entered into in accordance with the terms of this Agreement, there have not been, and there will not be, any amendments, modifications or supplements to the Brokerage Agreements. Seller has delivered or made available to Purchaser true and correct copies of the Brokerage Agreements. Commissions payable under the Brokerage Agreements shall be adjusted and prorated in accordance with Section 3.2.7.

(4) Set forth on Schedule 5.1.5(iv) is a true, correct and complete list of Tenant security deposits (“Security Deposits”) and the amount of such Security Deposits in Seller’s possession as of the date hereof. Except as set forth on

Schedule 5.1.5(iv) (and subject to the provisions of Section 3.2.6), none of the Security Deposits has been applied by Seller to the obligations of a Tenant.

(5) Seller has delivered to Purchaser true, complete and correct copies of (x) all invoices delivered to the Tenants with respect to the month of November 2009 and (y) a list of all delinquencies and receivables as of December 23, 2009 (the “Delinquency Report”) in the form of Exhibit B-2.

(6) Except as set forth on Schedule 5.1.5(iv), Seller has completed all of the tenant improvement and other construction obligations required to be performed by Seller in connection with the Leases, but excluding any such costs which are attributable to the exercise of a lease renewal, extension or expansion option or a requirement that a Tenant must take certain space under a Lease, in each case, after the Leasing Cut-off Date or Additional Tenant Work (collectively, the “Tenant Improvement Work”).

5.1.6. Contracts.

(1) Seller has delivered or made available to Purchaser true, correct and complete copies of the Existing Contracts. Set forth on Schedule 1.1.6 is a true, correct and complete list of the Contracts to which the Property is subject as of the date hereof and which would remain in effect after the Closing Date and, except as set forth on Schedule 1.1.6, there have not been, and except as permitted under Section 7.6 there will not be, any amendments, modifications or supplements to the Existing Contracts. Except as set forth on Schedule 5.1.6, each of the Existing Contracts is terminable by Seller upon no greater than ninety (90) days written notice without penalty.

(2) Except as set forth on Schedule 5.1.6, (A) to Seller’s knowledge all of the Existing Contracts are in full force and effect in accordance with their respective terms, (B) as of the date hereof, Seller has not delivered to any counterparty under an Existing Contract a written notice of material default, which default remains uncured, and (C) as of the date hereof, no counterparty under an Existing Contract has delivered to Seller a written notice, and Seller has no knowledge, of material default, which default remains uncured.

(3) Seller shall not have any obligation to extend the termination date under any particular Contract set forth on Schedule 1.1.6, but the foregoing shall not limit Seller’s obligations under Sections 7.1, 7.2, 7.4, 7.9 or 7.11. The termination of any Contract prior to the Closing shall not affect the obligations of Purchaser under this Agreement, or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any claim on the part of Purchaser against Seller.

5.1.7. Condemnation. Except as set forth on Schedule 5.1.7, as of the date hereof, Seller has not received any written notice of any and to, Seller’s knowledge, there are no existing, pending or contemplated condemnation, eminent domain or similar proceeding or governmental action to condemn, or purchase in lieu of condemnation, all or any part of the Property.

5.1.8. Tax Proceedings. Seller has not filed, and has not retained anyone to file, notices of protest, or to commence actions to review real property tax assessments, against the Real Property.

5.1.9. Litigation. Schedule 5.1.9 contains a correct and complete list of unresolved litigation and governmental proceedings commenced against Seller or Seller’s property manager in connection with the Property of which Seller or Seller’s property manager has received written notice or has actual knowledge.

5.1.10. Insurance Policy. Schedule 5.1.10 contains a correct and complete list, as of the date hereof, of property and casualty insurance policies and liability insurance policies (collectively, the “Insurance Policies”) maintained by Seller with respect to the Real Property as of the date hereof, all of which is in full force and effect as of the date hereof.

5.1.11. Environmental Matters. To Seller’s knowledge, the environmental reports delivered by Seller to Purchaser with respect to the Real Property set forth on Schedule 5.1.11 are true and complete and Seller has not received written notice from any Governmental Authority that the Property is in material violation of any laws or regulations related to Hazardous Substances.

5.1.12. ERISA. Seller is not an employee benefit plan under The Employee Retirement Income Security Act of 9174, as amended.

5.1.13. Compliance With Laws. Except as set forth on Schedule 5.1.13 in the three (3) year period prior to the date hereof, Seller has not received a notice from a Governmental Authority, and Seller has no knowledge, of (a) any material violation or alleged material violation of any legal requirement affecting the Real Property which remains uncured, including without limitation, any material violation or alleged material violation of any local, state or federal environmental, zoning, handicap or fire law, ordinance, code, regulation, rule or order, and specifically including, without limitation, variances or special permits affecting the Real Property and the Americans With Disabilities Act, (b) any use being made of the Property that is not in conformity with the certificates of occupancy issued for the Property, except for such nonconformities which do not have a Material Adverse Effect or impair in any material way the current use of the Property; and (c) any violation of any deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Property, as modified by any duly issued variances, except for such violations which do not have a Material Adverse Effect or impair in any material way the current use of the Property. Seller also makes the representation sets forth on Schedule 5.1.13A.

5.1.14. Personal Property. Except as set forth on Schedule 5.1.14, all of the Personal Property is owned by Seller, and, as of the Closing, shall be free and clear of all Liens, and none of it is leased from or owned by third-parties.

5.1.15. No Rights to Purchaser. Seller has not sold the Real Property to any other Person or granted any options or rights of first refusal with respect to the purchase of the Real Property to any other Person.

5.1.16. Governmental Actions. As of the date hereof, Seller has not received written notice from any Governmental Authority, and Seller has no knowledge, of any (i) proceeding before any Governmental Authority, the adverse resolution of which would have a Materially Adverse Effect or (ii) rent controls affecting the property.

5.1.17. Business Operations of Seller. As of the Closing Date, Seller shall not have outstanding amounts payable to creditors other than (a) amounts that will be paid for or reserved for payment from the Purchase Price or (b) amounts payable in the ordinary course of business that are not outstanding for more than 30 days past the date such amounts were invoiced.

5.1.18. Employees. Seller’s past and current workforce at the Real Property has been and at all times continues to be comprised solely of those workers who have been supplied to it by Sentinel Critical Operations, LLC (“SCO”), pursuant to that certain contract by and between SCO and Genesis Consolidated Services, Incorporated, titled, Genesis Consolidated Services, Inc. Client Service Agreement Massachusetts, dated as of September 24, 2007 (“Genesis Agreement”) (individually or collectively, as the context may require, the “Property’s Employees”). Seller has no employees, is not a joint employer of the Property Employees with SCO, and there are no collective bargaining agreements or other agreements that require the Property Employees to be employed by the owner or operator of the Real Property.

5.1.19. SCO Contracts.

(i) Seller has delivered or made available to Purchaser true, correct and complete copies of the SCO Contracts. Set forth on Schedule 5.1.19 is a true, correct and complete list of the SCO Contracts to which the Seller will be a party as of the Closing Date and there have not been, and there will not be, any amendments, modifications or supplements to the SCO Contracts, other than as contemplated by Section 7.18, provided counterparties thereunder may from time to time request work orders from SCO in the ordinary course of business.

(ii) (A) to Seller’s knowledge all of the SCO Contracts are in full force and effect in accordance with their respective terms, (B) as of the date hereof, neither Seller nor SCO has delivered to any counterparty under an SCO Contract a written notice of material default, which default remains uncured, and (C) as of the date hereof, no counterparty under an SCO Contract has delivered to either SCO or Seller a written notice, and neither Seller nor SCO has any knowledge, of material default by SCO, which default remains uncured.

(iii) As of the date hereof, (x) no counterparty to any of the SCO Contracts has prepaid any fees or other amounts payable to SCO or Seller relating to periods on or after the date hereof more than thirty (30) days in advance of the date same is due under its respective SCO Contract and (y) neither Seller nor SCO has received any written notice from any counterparty to an SCO Contract claiming that, or has any knowledge of the existence of a material default by, Seller or SCO, under any SCO Contract that would give rise to a claim that (1) such counterparty has the right to terminate its SCO Contract or (2) as of the date hereof, any items of work, repair, maintenance or construction are to be completed by SCO or Seller pursuant to its SCO Contract, which have not been completed.

5.2. Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge”, “to the actual knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the actual knowledge of Todd Aaron and Joshua Rabina and not any implied, imputed or constructive knowledge of either of Mr. Aaron or Mr. Rabina or any other party, without any independent investigation having been made or any implied duty to investigate.

5.3. Knowledge of Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to bring any action on or after the Closing Date based on any representation made by Seller in this ARTICLE V to the extent that, (a) on or prior to the date hereof, Purchaser shall have obtained actual knowledge of written information that is contradictory to, and is the basis of the claimed breach of, such representation or warranty or (b) following the date hereof and on or prior to the Closing Date, Purchaser shall have obtained knowledge of such information, which breach gives rise to a Material Adverse Effect, and, based on such knowledge, Purchaser could have terminated this Agreement pursuant to Section 10.1.1. For the purposes of this Section 5.3, the “actual knowledge” of Purchaser shall be deemed to refer to the actual knowledge of Michael Darragh, Scott Peterson, Chris Kenney and Mark Walker and not any implied, imputed or constructive knowledge of any of Messrs. Darragh, Peterson, Kenney or Walker or any other party, without any independent investigation having been made or any implied duty to investigate. For purposes of clarification, Purchaser shall not be deemed to have knowledge of a breach of one of Seller’s representations and warranties because Purchaser receives information that could be considered evidence (express or implied) of such a breach unless one of the Messrs. Darragh, Peterson, Kenney or Walker actually is aware of such information and affirmatively recognizes that the information contained therein gives rise to a breach of one of Seller’s representations and warranties.

5.4. “AS IS” Sale. Subject only to Seller’s covenants, representations, warranties and indemnifications in this Agreement and the other Closing Documents, Purchaser shall purchase the Property in its “AS IS, WHERE IS, WITH ALL FAULTS” condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including permitted title defects), based solely on Purchaser’s own inspection, analysis and evaluation of the Property and not in reliance on any records or other information obtained from Seller or on Seller’s behalf. Purchaser acknowledges that it is not relying on any statement or representation (other than representations and warranties contained in this Agreement and the other Closing Documents) that has been made or that in the future may be made by Seller or any of Seller’s agents, attorneys or representatives concerning the condition of the Property (whether relating to physical conditions, operation, performance, title, or legal matters).

ARTICLE VI

Representations and Warranties of Purchaser

As a material inducement to the execution and delivery of this Agreement by Seller, Purchaser represents and warrants to Seller that the following matters are true and correct:

6.1. Authority; Organization.

6.1.1. Purchaser is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Maryland and authorized to do business in the Commonwealth of Massachusetts. This Agreement has been duly authorized, executed and delivered by Purchaser, and, assuming due authorization execution and delivery hereof by the other parties hereto, is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with it terms, and does not violate any provision of any judicial order or material agreement to which Purchaser is a party or to which Purchaser is subject. All of the Closing Documents to be executed by Purchaser will, at the time of Closing, be duly authorized, executed and delivered by Purchaser, be legal, valid and binding obligations of Purchaser, and will not violate any provision of any judicial order or material agreement to which Purchaser is a party or to which Purchaser is subject. The individuals executing this Agreement and all of the other Closing Documents on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

6.1.2. Purchaser has full corporate power and authority and possesses all permits necessary to enable it to own, lease or otherwise hold the properties and assets it will acquire hereunder.

6.2. Bankruptcy or Debt of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

6.3. Availability of Funds. Purchaser has cash available or has existing borrowing facilities that are sufficient to enable it to pay the Purchase Price payable as required by this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

6.4. Purchaser’s Acknowledgment and Release of Seller.

6.4.1. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement and the other Closing Documents, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (ii) the income to be derived from the Property, (iii) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including, without limitation, the current uses, (iv) the compliance of or by the Property or its operation with any laws, rules, ordinances, designations or regulations of any applicable Governmental Authority or body, including, without limitation, the Americans with Disabilities Act, any applicable federal, state or local landmark designations, and any rules and regulations promulgated under or in connection with any of the foregoing, (v) the habitability, merchantability or fitness for a particular purpose of the Property, (vi) the current or future real estate tax liability, assessment or valuation of the Property, (vii) the availability or non-availability or withdrawal or revocation of any benefits or incentives conferred by any federal, state or municipal authorities, (viii) the availability or non-availability of sufficient electrical or alternative power capacity and redundant electrical or alternative power capacity for existing or future uses of the Property, (ix) the availability or non-availability of sufficient telecom connectivity for existing or future uses of the Property, or (x) any other matter with respect to the Property, and that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in, on or around the Property, of any Hazardous Substances. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and, except as expressly provided herein and in the other Closing Documents, not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller, except as otherwise expressly provided herein and in the other Closing Documents, has not made any independent investigation or verification of such information. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER CLOSING DOCUMENTS, AND AS A MATERIAL INDUCEMENT TO SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION AND BASIS. The provisions of this paragraph do not effect an assumption of liability by Purchaser.

6.4.2. Purchaser, effective upon the Escrow Release Date, for itself and on behalf of each the Purchaser Indemnified Parties releases and forever discharges Seller and any other Seller Indemnified Party from any and all claims, demands and/or Damages at law of in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the environmental condition of the Property, including, without limitation, any claim for indemnification or contribution (such claim, an “Environmental Claim”) arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. In connection with this Section 6.4.2, to the maximum extent permitted by law, Purchaser expressly waives, effective upon the Escrow Release Date, the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing agreement and release. Notwithstanding the foregoing, in the event of any Environmental Claim, (x) Purchaser shall not be required to release or discharge any such claim until it has been finally resolved and (y) any Damages suffered by any of the Purchaser Indemnified Parties resulting from, arising out of, relating to or incurred with respect to such Environmental Claims shall be treated in the same manner as Seller Indemnifiable Damages for breaches of representations and warranties, subject to the limitations and other provisions applicable to Seller Indemnifiable Damages for breaches of representations and warranties set forth in Section 11.4 hereof.

6.4.3. The terms and provisions of this Section 6.4 shall survive the Closing.

6.5. Patriot Act. Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001). To Purchaser’s knowledge, Purchaser does not engage in any dealings or transactions with (i) any Prohibited Country and any of their agencies, including but not limited a Prohibited Government; or (ii) any company that (1) is wholly or partially managed or controlled by a Prohibited Government or (2) is established, organized under, or whose principal place of business is in any Prohibited Country. For purposes of this Section 6.5, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, Affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.

ARTICLE VII

Covenants

7.1. Operations. Seller shall, at its cost and expense, operate, manage and maintain the Improvements through the Closing Date in the same manner as it has operated, managed and maintained the Improvements through the date hereof, subject to ordinary wear and tear and further subject to ARTICLE XII of this Agreement, and in connection therewith, Seller shall not materially delay or defer any repair or maintenance item in a manner inconsistent with past practice, and shall pay all bills and obligations arising from the Property as payment becomes due. Seller shall not make any material alterations to or upon the Property, except with Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion, except the following matters shall not require Purchaser approval: (a) repair and restoration following a condemnation or casualty event, (b) capital improvements by Seller or a Tenant in connection with the occupancy of space by Tenants under Leases, in accordance with the terms of such Leases, or as otherwise requested or required by a Tenant, (c) any replacements, modifications or installation of electrical wiring, conduits, fiber optic wires and related systems for electrical, voice and data transmission in accordance with the terms of the Leases and (d) all other repairs, modifications and replacements in the ordinary course of business.

7.2. Maintain Insurance. Seller shall keep, at its sole cost and expense, until the earlier of the Closing or the termination of this Agreement, the Insurance Policies or reasonably equivalent replacement insurance policies.

7.3. Personal Property. Seller shall not transfer to any third party or remove any Personal Property from the Improvements after the date hereof, except for repair or replacement thereof and disposal of obsolete Personal Property. Any new items of Personal Property installed in replacement of Personal Property after the date hereof and prior to Closing shall be of substantially similar quality to the item of Personal Property being replaced.

7.4. Leases. Seller shall perform all obligations of landlord under the Leases and enforce the Leases against the Tenants thereunder in accordance with their respective terms. Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date. Seller shall not, from and after the date hereof undertake any of the following without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion: (i) modify, renew (except pursuant to the exercise by a Tenant of a renewal, extension or expansion option contained in such Tenant’s Lease, and in accordance with the terms of such Tenant’s Lease, which shall not require the prior written approval of Purchaser), grant any material consent or waive any material rights under the Leases, (ii) exercise any remedy under any Lease, including without limitation to terminate a Lease, (iii) enter into a New Lease, or (iv) accept a surrender or consent to the termination or cancellation of any Lease by the Tenant thereunder, except to the extent landlord is obligated to do so in accordance with the terms of such Lease or as required by law. Notwithstanding the foregoing clause (i)-(iv), Seller may enter into the lease amendments and New Leases set forth on Schedule 7.4 (with the costs of such transactions paid by Purchaser pursuant to Section 3.2.7(2)). In the event that Purchaser fails to respond to a written request for approval made at any time during the term of this Agreement within five (5) Business Days after receipt of the request therefor together with a summary of lease terms in reasonable detail, a statement as to the brokerage commission, if any, payable in connection therewith and credit information on the proposed Tenant, if the intended action is the execution of a new tenant lease, the request shall be deemed approved. If Purchaser approves or is deemed to approve of Seller’s entering into a New Lease and such lease is thereafter fully executed, then any Leasing Costs incurred in connection with such New Lease shall be the responsibility of Purchaser and shall be apportioned at the Closing in accordance with the provisions of Section 3.2.7. Upon Seller’s execution and delivery of any such lease approved by Purchaser, the same shall be deemed to be a New Lease for all purposes under this Agreement.

Seller shall diligently, to the extent commercially practicable, perform all of the Tenant Improvement Work and shall cause all such Tenant Improvement Work to be completed as and when required by the Leases; provided, however, that, in the event that date for completion of such Tenant Improvement Work is later than the Closing Date, Seller shall complete as much of the Tenant Improvement Work as is necessary to ensure that the remaining Tenant Improvement Work can reasonably be completed following the Closing Date by the date required under the applicable Lease.

7.5. Tenant Estoppels. Purchaser’s obligation to close hereunder shall be conditioned upon Seller’s delivery to Purchaser, on or prior to the Closing Date, of Acceptable Tenant Estoppels from Tenants whose Fixed Rents comprise, in the aggregate, at least seventy (70%) of the Fixed Rents, including at least two (2) of the three (3) Tenants set forth on Schedule 7.5(i) (the “Minimum Estoppel Requirement”). Notwithstanding the foregoing, Seller shall send each Tenant (other than Tenants leasing space at the Property pursuant to telecom access agreements listed on Schedule A to the Non-Competition Agreement (as hereinafter defined)) an estoppel in the Tenant Estoppel Certificate Form (as hereinafter defined) and use commercially reasonable efforts to obtain an Acceptable Tenant Estoppel executed by each of the Tenants.

An “Acceptable Tenant Estoppel” means such estoppel shall (i) be dated not earlier than December 15, 2009, (ii) be (A) substantially in the form set forth on Schedule 7.5(ii) (the “Tenant Estoppel Certificate Form”), or (B) if a Tenant has declined to complete the Tenant Estoppel Certificate Form, (1) in such form as a Tenant is required to deliver under its Lease or, (2) with respect to any Lease that does not attach a form of tenant estoppel certificate, an estoppel certificate which substantially incorporates the matters that the applicable Tenant is required to certify to in the estoppel provision contained in such Lease, without giving effect to clauses in such Lease that state a Tenant is required to certify to “other matters reasonably requested by landlord” or words of similar effect (in each case under clauses (A) and (B), subject to non-material modifications thereof to conform the same to the relevant Lease and in the case of clause (A), other modifications to the Tenant Estoppel Certificate Form are acceptable, to the extent that (x) the Tenant does not assert a material claim against Seller (which is not otherwise prorated for at Closing), (y) the Tenant does not assert that it has a material right or that the Seller has a material obligation (in each case, other than as set forth in the applicable Lease) and (z) matters (A)-(H) in clause (iii) of this sentence are confirmed in such estoppel), and (iii) shall include a certification from the applicable Tenant that confirms that (A) such Tenant’s Lease is as described in Exhibit B-1 attached hereto, and has not been modified, amended or supplemented except as set forth in Exhibit B-1, and has not been terminated, (B) the premises that is leased thereunder is as described in the Lease, (C) the expiration date of the current lease term is consistent with the terms of the Lease, (D) Tenant’s current Fixed Rent is as described in the Lease, (E) the security deposit, if any, is consistent with Schedule 5.1.5(v), (F) there is no prepaid (more than one month in advance) rent (or if such estoppel confirms rent is prepaid, then such prepaid rent shall be prorated at Closing pursuant to Sections 3.2.4 and/or 3.2.5), (G) there is no right to purchase any portion of the Property except as set forth in the Lease, and (H) to

Tenant’s knowledge, Seller is not in default under the Lease. Promptly upon Seller’s receipt of a tenant estoppel from any Tenant, and without regard to whether such tenant estoppel constitutes an Acceptable Tenant Estoppel, Seller shall forward a copy of such tenant estoppel to Purchaser.

Seller shall use commercially reasonable efforts to obtain the Acceptable Tenant Estoppels; provided, that, in the exercise of such commercially reasonable efforts, Seller shall not be obligated to (x) make any payments or otherwise pay any consideration to any person, (y) amend or modify any Lease or Contract or settle any claims with a Tenant or (z) be required to take any action against a Tenant.

7.6. Contracts. Seller may, between the date hereof and the Closing, extend, renew, replace or modify any Contract or enter into any new Contract for (a) any work Seller is performing for a Tenant under a Lease or to remediate a condition at the Real Property, (b) for ordinary course maintenance work or (c) for emergency repair work, including in connection with a casualty, in each case if the terms thereof are on commercially reasonable and competitive terms and the term thereof is cancelable upon no more than ninety (90) days prior written notice, without premium or penalty.

7.7. Notices of Violation. Seller shall promptly notify Purchaser in writing of, and shall promptly deliver to Purchaser a copy of any written notice Seller may receive, on or before the Closing, from any Governmental Authority, concerning a violation of laws at the Property that has not been previously disclosed to Purchaser.

7.8. Access. Seller shall afford Purchaser and its employees and authorized agents with access to the Property from time to time prior to the Closing, at reasonable times and upon reasonable advance notice, provided that neither Purchaser nor any of its employees or agents shall enter any portion of the Property unless accompanied by a representative of Seller and that Seller shall not be required to incur any material cost or expense or commence any action to afford Purchaser with such access. In addition, Seller shall afford Purchaser and its employees and authorized agents with access to the books and records of the Property currently located at the offices of Seller at the Real Property and at the address of Seller set forth in Section 14.1. Neither Purchaser nor any of its employees or agents shall communicate directly with any Tenants, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.

7.9. Permits and Licenses. Except as required pursuant to the terms of any Permit or License or as otherwise required by any Governmental Authority or, in Seller’s reasonable judgment, required to comply with applicable law or to make a representation or warranty hereunder accurate, Seller will not amend, modify or rescind any of the Permits and Licenses. Without limiting the foregoing, Seller shall give Purchaser prior written notice of Seller’s intent to amend, modify or rescind any of the Permits and Licenses and the effect of such amendment, modification or rescission. Seller shall not make application to any Governmental Authority for any Permits and License or any change in the zoning, affecting the Real Property, except in each case with Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion.

7.10. 1031 Exchange. Seller or Purchaser may consummate the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”) (the party making the Exchange shall hereinafter be referred to as the “Exchange Party”; the party not making the Exchange shall hereinafter be referred to as the “Nonexchange Party”), provided that: (i) except as expressly provided herein, the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Exchange Party’s obligations under this Agreement; (ii) the Exchange Party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the Nonexchange Party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the Exchange Party shall pay any additional costs that would not otherwise have been incurred by the Exchange Party or Nonexchange Party had the Exchange Party not consummated its purchase through the Exchange. The Nonexchange Party shall not, by this agreement or acquiescence to the Exchange, (1) have its rights under this Agreement affected or diminished in any manner, or (2) be responsible for compliance with or be deemed to have warranted to the Exchange Party that the Exchange in fact complies with § 1031 of the Code.

7.11. Title. Seller shall not make or permit any changes to the Property or to the condition of title to the Property (other than Permitted Exceptions and work Seller is permitted to perform under Section 7.1) that would change the Purchaser’s Title Commitment or the Survey except with Purchaser’s advance written consent, which consent may be withheld in Purchaser’s sole discretion. Without limiting the foregoing, Seller shall not sell, assign or create any right, title or interest in the Property, or any part thereof, or create, or permit to exist, any lien, encumbrance or charge thereon (other than statutory inchoate liens that automatically arise for a party performing work at the Property or liens which will be discharged prior to Closing, or insured over by the Title Company), without the prior consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

7.12. Updated Schedules. At least five (5) Business Days prior to the Closing Date, Seller shall, with respect to Exhibit B-1 and each Schedule attached to this Agreement, provide to Purchaser a revised Exhibit B-1 and Schedule reflecting the status of the matters set forth therein as of the Closing Date.

7.13. Sentinel Name. As soon as practicable after the Closing (but in no event later than thirty (30) days after the Closing), Purchaser shall remove any reference to “Sentinel” or “Sentinel Data Centers” any name or mark that incorporates “Sentinel” or “Sentinel Data Centers” or any variation thereof or any name or mark similar to “Sentinel” or “Sentinel Data Centers” or any other trademarks owned by Seller or any of its Affiliates from the premises of the Property.

7.14. No Solicitation. Seller shall not, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Alternate Proposal or (ii) enter into any agreement with respect to any Alternate Proposal.

7.15. Business Operations of Seller. For the 91 day period following the Closing Date, Seller shall not enter into obligations other than (a) for performance of its post-Closing obligations under this Agreement and matters related to the transactions contemplated under this Agreement and (b) transactions in the ordinary course of its business, consistent with past practice (recognizing Seller is no longer the owner of the Real Property from and after the Closing), provided, in each case Seller makes arrangements to pay amounts due in connection therewith.

7.16. Employee Matters.

7.16.1. Seller covenants that SCO shall (i) permit Buyer without cost or obligation to may make offers of employment to some, all or none of the Property’s Employees for employment to begin on or following the Closing; (ii) within five (5) Business Days of the date hereof, provide Buyer with any and all current personnel information related to the Property’s Employees, except as otherwise prohibited by law; (iii) not interfere with or otherwise prevent Buyer from hiring, in its sole discretion, the Property’s Employees; and (iv) reasonably assist Buyer, as needed, in the employment process of the Property’s Employees, such as, without limitation, in the application, interview and background check processes.

7.16.2. Seller covenants that SCO shall not engage in any mass layoff or plant closing of the Property’s Employees without fully complying with the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a mass layoff or plant closing.

7.17. Other SCO Matters. SCO may perform work for Tenants in the ordinary course of business, consistent with past practice, provided such work is (a) fully completed prior to the Closing Date (including, without limitation, work that is agreed to or underway prior to the date hereof and will be completed prior to the Closing Date), (b) required services under the SCO Contracts or (c) consented to by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. The foregoing covenant is not applicable to the work set forth on Schedule 3.2.7, which SCO shall be permitted to perform hereunder.

ARTICLE VIII

Closing Conditions

8.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Seller in writing at Closing in Seller’s sole and absolute discretion.

8.1.1. Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser that are made “as of the date hereof” (or other date prior to the Closing Date) shall be true and correct (without giving effect to any materiality qualifications) as of the date when made, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform timely its obligations under this Agreement or to consummate the transactions hereby on a timely basis (a “Purchaser Material Adverse Effect”). As of the Closing Date, all other representations and warranties of Purchaser in this Agreement shall be true and correct (without giving effect to any materiality qualifications), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, as if such representations and warranties were made anew as of the Closing Date. Purchaser shall have performed and complied in all respects with all covenants and agreements qualified by materiality, and in all material respects with all covenants and agreements not so qualified, in each case required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

8.1.2. No Orders. No order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no laws, ordinances, orders, requirements or regulations of any Governmental Authority, applicable to the Property (“Requirement”) shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.

8.1.3. Cross-Condition. The applicable conditions to seller’s obligations under Section 8.1 of each of the purchase and sale agreements dated the date hereof between an Affiliate of Seller and an Affiliate of Purchaser with respect to certain properties located, respectively, in Needham, Massachusetts and Trumbull, Connecticut (each, an “Affiliate Agreement”), in each case other than Section 8.1.3 thereof, shall have been satisfied or waived, and the transactions contemplated by such agreements shall be consummated simultaneously herewith.

8.1.4. Purchaser Deliveries. Purchaser shall have delivered to Seller the deliverables referred to in Section 9.2 and shall have made the other deliveries referred to in Section 9.3.

8.1.5. Rights Upon Failure of Conditions. In the event that any of the foregoing conditions has not been satisfied or waived by Seller prior to the End Date, Seller shall not have any obligation to sell the Property and consummate the other transactions contemplated hereby, and Seller shall have the right, subject to the right of Purchaser to extend the End Date pursuant to Section 3.1, to terminate this Agreement pursuant to Section 10.1.3.

8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing in Purchaser’s sole and absolute discretion.

8.2.1. Representations, Warranties and Covenants of Seller. All representations and warranties of Seller that are made “as of the date hereof” (or other date prior to the Closing Date) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications) as of the date when made, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all other representations and warranties of Seller in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as if such representations and warranties were made anew as of the Closing Date. Seller shall have performed and complied in all respects with all covenants and agreements qualified by materiality, and in all material respects with all covenants and agreements not so qualified, in each case required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

8.2.2. No Orders. No Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.

8.2.3. Estoppel Certificates and Leases. Seller shall have satisfied the Minimum Estoppel Requirement in accordance with and as provided in Section 7.5.

8.2.4. Title. At the Closing, Seller shall convey to Purchaser title to the Real Property, subject only to the Permitted Exceptions. The Title Company shall be unconditionally committed to issue to Purchaser the Title Policy (which may be modified to include additional Permitted Exceptions), dated the Closing Date and naming Purchaser (or its permitted assignee pursuant to Section 14.8, if applicable) as the insured, in the face amount of the Purchase Price, showing Purchaser (or its nominee or assignee, as applicable) to be the owner in fee simple of the Real Property, subject to no exceptions other than Permitted Exceptions.

8.2.5. Cross-Condition. The applicable conditions to purchaser’s obligations under Section 8.2 of each of the Affiliate Agreements shall have been satisfied or waived, and the transactions contemplated by such agreements shall be consummated simultaneously herewith.

8.2.6. Seller Deliverables. Seller shall have delivered to Purchaser the deliverables referred to in Section 9.1.

8.2.7. Casualty or Condemnation. Purchaser has not exercised its right to terminate this Agreement pursuant to ARTICLE XII.

8.2.8. Violations Causing a Material Adverse Effect. The Property is not subject to any Violation of the type contemplated by the proviso to Section 4.2.

8.2.9. Rights Upon Failure of Conditions. In the event that any of the foregoing conditions has not been satisfied or waived by Purchaser prior to the End Date, Purchaser shall not have any obligation to purchase the Property and consummate the other transactions contemplated hereby, and Purchaser shall have the right, subject to the right of Seller to extend the End Date pursuant to Section 3.1, to terminate this Agreement pursuant to Section 10.1.3.

ARTICLE IX

Closing

9.1. Seller’s Deliveries. Seller shall execute, acknowledge (where applicable) and deliver or cause to be delivered to Purchaser at Closing the following:

9.1.1. Three (3) original quit claim deeds (collectively, the “Deed”) substantially in the form of Exhibit E, conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions.

9.1.2. An “Assignment and Assumption of Leases” substantially in the form of Exhibit F, with respect to the Leases, guaranties of the Leases, Security Deposits and Brokerage Agreements.

9.1.3. An “Assignment and Assumption of Contracts” substantially in the form of Exhibit G.

9.1.4. A list of cash security deposits and all non-cash security deposits (including letters of credit) delivered by Tenants to Seller under the Leases, together with documents to be delivered under Section 3.2.6 to transfer letters of credit to Purchaser.

9.1.5. Copies of the Contracts, the Permits and Licenses, the Intellectual Property, the Plans and the Books and Records (originals will be provided if available).

9.1.6. Originals (to the extent in Seller’s possession or control, otherwise photostatic copies thereof) of all Leases in effect on such date and all other documents in the possession of Seller relating to the Tenants, including without limitation, insurance policies, insurance certificates and correspondence.

9.1.7. An updated list of Tenant delinquencies (the “Updated Delinquency Report”).

9.1.8. A municipal lien certificate from each of the town of Bedford and the town of Billerica, Massachusetts, to the extent required for the issuance of the Title Policy.

9.1.9. All of the executed tenant estoppels, including, without limitation, Acceptable Tenant Estoppels satisfying the Minimum Estoppel Requirement.

9.1.10. Written notices executed by Seller and addressed to each Tenant (i) advising each such Tenant of the sale of the Property and the transfer of the unapplied amount of its security deposit (if any) to Purchaser and (ii) indicating that rent, service fees, license fees and other sums due under the Leases should thereafter be paid to Purchaser and giving instructions therefore, substantially in the form of Exhibit H. Purchaser shall send such notices to the Tenants, by registered or certified mail, within five (5) Business Days after the Closing Date. Purchaser’s obligations under this Section 9.1.10 shall survive the Closing.

9.1.11. Written notices executed by Seller, addressed to each party performing services pursuant to a Contract, indicating that the Property has been sold to Purchaser and that all rights of Seller thereunder have been assigned to Purchaser.

9.1.12. A certificate duly executed by Seller in the form of Exhibit I attached hereto, to the effect that the condition set forth in Section 8.2.1 has been satisfied.

9.1.13. A bill of sale substantially in the form of Exhibit J (the “Bill of Sale”) conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to the Personal Property.

9.1.14. A certificate substantially in the form of Exhibit K certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended duly executed by Seller under penalty of perjury; provided, however that if Seller shall fail or be unable to deliver the same, then Purchaser shall have the right to withhold such portion of the Purchase Price as may be reasonably necessary, in the opinion of Purchaser or its counsel, to comply with applicable law.

9.1.15. The following items to the extent in Seller’s possession, or under Seller’s control: (i) keys for all entrance doors in the Improvements, and (ii) all tenant files, warranties and plans and specifications and other materials related to the operation of the Property.

9.1.16. Evidence reasonably satisfactory to Purchaser and the Title Company that the person executing the Closing Documents on behalf of Seller has full right, power and authority to do so.

9.1.17. A title affidavit in the form of Exhibit L (the “Title Affidavit”), which shall include a mechanics’ lien indemnity, in the form attached thereto.

9.1.18. An executed copy of the Proration Statement.

9.1.19. An executed copy of the Escrow Agreement.

9.1.20. An executed copy of the Transfer Tax Returns, if any.

9.1.21. A non-competition and non-solicitation agreement in the form of Exhibit M, executed by each of Mr. Todd Aaron, Mr. Joshua Rabina, Sentinel Data Centers, LLC, SCO, Seller and a seller under each of the Affiliate Agreements (the “Non-Competition Agreement”).

9.1.22. A termination of the property management agreement between Seller and RC Property Management, LLC, in the form attached hereto as Exhibit O.

9.1.23. An executed copy of the Sentinel Critical Operations Assignment and Assumption Agreement in the form of Exhibit R.

9.1.24. An executed copy of the Closing Agreement.

9.1.25. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

9.2. Purchaser’s Deliveries to Seller. Purchaser shall execute, acknowledge (where applicable) and deliver or cause to be delivered to Seller at Closing the following:

9.2.1. The Net Cash Purchase Price referred to in Section 2.1(iii).

9.2.2. The Assignment and Assumption of Leases.

9.2.3. The Assignment and Assumption of Contracts.

9.2.4. A receipt for delivery and acceptance of the cash security deposits and non-cash security deposits (including letters of credit) delivered to Purchaser pursuant to Section 9.1.4.

9.2.5. A certificate duly executed by Purchaser in the form of Exhibit P attached hereto, to the effect that the condition set forth in Section 8.1.1 has been satisfied.

9.2.6. Evidence reasonably satisfactory to Seller and the Title Company that the person executing the Closing Documents on behalf of Purchaser has full right, power and authority to do so.

9.2.7. An executed copy of the Proration Statement.

9.2.8. An executed copy of the Escrow Agreement

9.2.9. An executed copy of the Transfer Tax Returns, if any.

9.2.10. An executed copy of the Sentinel Critical Operations Assignment and Assumption Agreement in the form of Exhibit R.

9.2.11. An executed copy of the Closing Agreement.

9.2.12. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

9.3. Purchaser’s Other Deliveries. Purchaser shall execute, acknowledge (where applicable) and deliver or cause to be delivered at Closing to the Title Company, the Purchase Price referred to in Section 2.1.

ARTICLE X

Termination

10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

10.1.1. by Purchaser, effective upon written notice to Seller, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller which has rendered the satisfaction of any conditions set forth in Section 8.2 permanently incapable of fulfillment, such violation or breach has not been waived by Purchaser in writing in its sole discretion, and the breach has not been cured within 30 days following Purchaser’s written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 10.1.1 shall not be available to Purchaser if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein unless and until the breach has been cured; provided, further, however, that Purchaser shall not be deemed to be in breach, material or immaterial, of this Agreement as a result of its failure to make any of the deliveries required to be made by it pursuant to Section 9.2 or 9.3 unless and until all conditions to Purchaser’s obligations to close (other than the conditions set forth in Sections 8.2.5 (but only to the extent of the incorporation by such condition of the conditions set forth in the Affiliate Agreements equivalent to Section 8.2.6 hereof) and 8.2.6 hereof) under this Agreement have been satisfied or waived;

10.1.2. by Seller, effective upon written notice to Purchaser, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Purchaser which has rendered the satisfaction of any conditions set forth in Section 8.1 permanently incapable of fulfillment, such violation or breach has not been waived by Seller in writing in its sole discretion, and the breach has not been cured within 30 days following Seller’s written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to Seller if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein unless and until the breach has been cured; provided, further, however, that Seller shall not be deemed to be in breach, material or immaterial, of this Agreement as a result of its failure to make any of the deliveries required to be made by it pursuant to Section 9.1 unless and until all conditions to Seller’s obligations to close (other than the conditions set forth in Sections 8.1.3 (but only to the extent of the incorporation by such condition of the conditions set forth in the Affiliate Agreements equivalent to Section 8.1.4 hereof) and 8.1.4 hereof) under this Agreement have been satisfied or waived;

10.1.3. subject to the right of each of Seller and Purchaser to adjourn the Closing pursuant to Section 3.1, by Seller or Purchaser, effective upon written notice, if the Closing shall not have occurred by January 15, 2010 (the “End Date”), time being of the essence for Purchaser and Seller to perform their respective obligations hereunder on or prior to such date; provided, however, the right to terminate this Agreement under this Section 10.1.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date. Notwithstanding anything to the contrary contained herein, the inability to satisfy the Minimum Estoppel Requirement under Section 7.5, shall not be considered a default by Seller hereunder unless such inability results from the breach of Seller’s obligations hereunder;

10.1.4. by Seller or Purchaser, effective upon written notice, if there shall be in effect an order of a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement;

10.1.5. by Seller or Purchaser pursuant to Section 12.1;

10.1.6. by Purchaser pursuant to Section 4.1.4;

10.1.7. by Seller, if Purchaser shall have delivered to Seller any Interim Period Damages Notice; or

10.1.8. by the mutual written consent of Seller and Purchaser.

10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto arising under or out of this Agreement except that the provisions of this Section 10.2 (Effect of Termination), Section 11.3.6 (Damages to the Property) and ARTICLE XIV (Miscellaneous), together with any other provision of this Agreement that expressly provides that it survives termination, shall survive the termination of this Agreement (collectively, the “Surviving Termination Obligations”); provided, however, that, in the event of termination of this Agreement, nothing herein shall (a) relieve either party from liability for damages of the other party resulting from willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, (b) relieve Purchaser from Purchaser’s liability for actual damages of Seller resulting directly from Purchaser’s failure to pay any portion of the Purchase Price, upon satisfaction or waiver (by Purchaser in writing in its sole discretion), prior to the Closing Date, of all of the conditions to Closing set forth in Section 8.2 (other than those that are satisfied by action taken at the Closing, provided that such conditions are capable of being satisfied). For purposes of this Section 10.2, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act. If the transactions contemplated by this Agreement are terminated as provided herein all confidential information received by Purchaser with respect to the transactions contemplated by this Agreement shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement. Nothing in this Section 10.2 shall limit the rights of either of Purchaser or Seller under Section 14.9.

ARTICLE XI

Indemnification

11.1. Survival. The representations and warranties made herein and in the other Closing Documents shall survive the Closing, shall be deemed to be material, shall survive the delivery of the Deed and transfer of title to the Real Property and continue in full force and effect through Escrow Release Date, it being the intention of the parties that the survival period be shorter than the statute of limitations period with respect to any claim relating to a breach or inaccuracy of such representations and warranties; provided, however, the representations and warranties contained in Sections 5.1.1, 5.1.12, 6.1 and 6.4 shall survive the Closing to the maximum extent permitted by law. Any covenants and conditions herein that must be operative after delivery of the Deed to be effective shall be so operative and shall not be deemed to have been merged in the Deed. Notwithstanding any other provision of this Section 11.1 to the contrary, any representation or warranty in respect of which indemnification may be sought under Section 11.2 or Section 11.3 and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 11.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity is sought prior to such time. Except as otherwise set forth in this Section 11.1, any agreements of the parties requiring performance under this Agreement (a) prior to the Closing shall not survive beyond the Closing Date and (b) following the Closing shall survive until the expiration of the applicable statute of limitations.

11.2. Indemnification by Seller. Seller shall, indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees, shareholders, partners, members, principals, representatives and agents, and each of the successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages suffered by any of the Purchaser Indemnified Parties resulting from, arising out of, relating to or incurred with respect to (without duplication) (collectively, “Seller Indemnifiable Damages”):

11.2.1. subject to Section 5.3, any breach of or inaccuracy in any representation or warranty of Seller in this Agreement or any of the other Closing Documents as if such representation or warranty were made as of the Closing Date, except where such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date;

11.2.2. any breach of any covenant or agreement of Seller contained in this Agreement;

11.2.3. any adverse change in the physical (not economic) condition of any of the Real Property or the Personal Property occurring between the date hereof and the Closing Date, ordinary wear and tear and damage or destruction as a result of any fire or other casualty and work tenants are permitted to perform under Leases excluded; and

11.2.4. Seller’s failure to perform any liability or obligation of Seller under the Leases, Contracts, Brokerage Agreements or any other written contracts and agreements related to the Property or any portion thereof; provided, however, that with respect to any Leases, Contracts, Brokerage Agreements or other contracts and agreements assumed by Purchaser under this Agreement or the other Closing Documents, Seller’s failure to perform any liability or obligation shall be limited to matters first arising prior to the Closing Date.

11.2.5. if a court, arbitrator, government agency or other adjudication finds Seller to have been an employer, or joint employer with SCO, of the Property’s Employees, and consequently imposes liability on Buyer as Seller’s successor, with respect to acts or omissions of Seller.

11.3. Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, employees, shareholders, partners, members, property managers, principals, representatives and agents, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against any and all Damages suffered by any of the Seller Indemnified Parties resulting from, arising out of, relating to or incurred with respect to (without duplication) (collectively, “Purchaser Indemnifiable Damages” and together with Seller Indemnifiable Damages, collectively, “Indemnifiable Damages”):

11.3.1. any breach of or inaccuracy in any representation or warranty of Purchaser in this Agreement or the other Closing Documents as of the Closing Date, as if such representations or warranty were made as of the Closing Date, except where such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date;

11.3.2. any breach of any covenant or agreement of Purchaser contained in this Agreement or in the other Closing Documents;

11.3.3. Seller’s draw down and delivery of the proceeds of letters of credit as directed by Purchaser pursuant to Section 3.2.6;

11.3.4. Purchaser’s failure to perform any liability or obligation of Purchaser first arising after to the Closing Date under the Leases, Contracts, Brokerage Agreements, or any other contracts and agreements related to the Property or any portion thereof and expressly assumed by Purchaser pursuant to this Agreement or the other Closing Documents;

11.3.5. Purchaser’s failure to deliver the notices to the Tenants pursuant to Section 9.1.10; and

11.3.6. any damage to the Property or any portion thereof, caused by the acts or omissions of Purchaser, its agents, invitees, contractors, employees or representatives when accessing the Property during the term of this Agreement; provided, however, that Purchaser’s indemnity hereunder shall not include any losses, costs, Damage or expenses resulting from the gross negligence or willful misconduct of Seller, its agents or representatives.

11.4. Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary:

11.4.1. in no event shall Seller be liable for, or required to make any payment (other than a Pre-Closing Expense Payment) pursuant to Sections 11.2.1 or 11.2.3 for any Seller

Indemnifiable Damages suffered by Purchaser Indemnified Parties unless and until the aggregate dollar amount of all such Seller Indemnifiable Damages exceeds Six Hundred Twenty-Five Thousand Dollars ($625,000) (such amount, the “Basket Amount”), and then only to the extent of such excess; provided, however the maximum aggregate indemnification available to the Purchaser Indemnified Parties in respect of all such breaches of representations or warranties by Seller contained herein shall be the amount of cash remaining in the Escrow Fund and as provided in, and subject to the limitations contained in, Sections 2.2 and 2.3, the Interim Escrow Fund (the “Seller Cap Amount”); provided, further that breach of or inaccuracy in any of the representations and warranties of Seller set forth in Sections 5.1.1 and 5.1.12 shall not be subject to the Basket Amount or the Seller Cap Amount. Nothing contained in this Agreement is intended to limit Purchaser’s right to recover Seller Indemnifiable Damages with respect to all Pre-Closing Expense Payments, without regard to the existence of the Basket Amount.

11.4.2. in no event shall Purchaser be liable for, or required to make any payment pursuant to Section 11.3.1 for any Purchaser Indemnifiable Damages suffered by the Seller Indemnified Parties unless and until the aggregate dollar amount of all such Purchaser Indemnifiable Damages exceeds the Basket Amount, and then only to the extent of such excess; provided, however, that the maximum aggregate indemnification available to the Seller Indemnified Parties in respect of all such breaches of representations or warranties by Purchaser herein shall be a dollar amount equal to five percent (5%) of the Purchase Price (the “Purchaser Cap Amount”); provided, further, that breach of or inaccuracy in any of the representations and warranties of Purchaser set forth in Sections 6.1 or 6.4 shall not be subject to the Basket Amount or the Purchaser Cap Amount.

11.4.3. Purchaser shall look solely to the Escrow Fund with respect to any claim against Seller for a breach of or inaccuracy in any representation or warranty of Seller pursuant to Section 11.2.1 (other than with respect to a breach of or inaccuracy in any of the representations and warranties of Seller set forth in Sections 5.1.1 and 5.1.12), and shall have no recourse against Seller or any Seller Indemnified Party with respect to such claims. Purchaser shall not seek, pursue or enter any judgment or collect (or attempt to collect) an amount in excess of the Escrow Fund with respect to such matters. Purchaser shall be required to notify Seller of any claim against Seller for a breach of or inaccuracy in any representation or warranty of Seller pursuant to Section 11.2.1 (other than with respect to a breach of or inaccuracy in any of the representations and warranties of Seller set forth in Sections 5.1.1 and 5.1.12) by the delivery of a notice in the form of Exhibit Q (each such notice, a “Notice of Escrow Claim” and such claim, a “Noticed Claim”) prior to the Escrow Release Date. If Purchaser and Seller cannot mutually agree upon the settlement of such Noticed Claim from amounts in the Escrow Fund, Purchaser shall be deemed to have waived such Noticed Claim (and any right to collect from the Escrow Fund with respect to such claim), unless Purchaser brings a court action with respect to such Noticed Claim on or prior to the date that is fifteen (15) months after the Closing Date. Nothing contained herein shall prohibit or restrict Purchaser from, or obligate Purchaser to, look to the Escrow Fund with respect to any Seller Indemnifiable Damages that does not arise from a breach or inaccuracy in any representation or warranty of Seller. In the event that Purchaser, in its sole discretion, elects to look to the Escrow Fund for the recovery of Indemnifiable Damages arising from a claim against Seller that does not arise from a breach or inaccuracy in any representation or warranty of Seller, Purchaser and Seller shall follow the procedure for recovering from the Escrow Fund as set out in this Section 11.4.3.

11.4.4. the maximum aggregate indemnification available to the Purchaser Indemnified Parties and the purchaser indemnified parties under the Affiliate Agreements, taken together, in respect of all breaches of the representations, warranties, covenants and indemnities contained in Sections 5.1.18, 7.16, 11.2.5 and the correlative provisions under the Affiliate Agreements shall be $1,000,000, in the aggregate.

11.5. Indemnification Procedures. The party or parties making a claim for indemnification under Sections 11.2 or 11.3 shall be, for purposes of this Agreement, referred to as the “Indemnified Person” and the party or the parties against whom such claims are asserted under this ARTICLE XI shall be, for purposes of this Agreement, referred to as the “Indemnifying Person.” All claims by any Indemnified Person under this ARTICLE XI shall be asserted and resolved as follows:

11.5.1. In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person (in each such case, a “Third Party Claim”), the Indemnified Person shall promptly cause written notice of the assertion of such Third Party Claim which is covered by this indemnity to be forwarded to the Indemnifying Person (a “Notice of Claim”). The failure of the Indemnified Person to give a prompt Notice of Claim of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 11.5.2, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any a Third Party Claim and the costs and expenses incurred by the Indemnifying Person in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person. The Indemnified Person may participate, through counsel of its own choice and at its own expense, in the defense of any Third Party Claim. To the extent Purchaser, as the Indemnified Person, is entitled to fees and expenses pursuant to this Section 11.5.1, such amounts shall be paid first from the Escrow Fund.

11.5.2. With respect to the defense of any Third Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense if the Indemnifying Person has materially failed or is failing to defend such claim.

11.5.3. If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Purchaser and Seller will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating to the Third Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, the Indemnified Person shall not have an obligation to disclose any information or documents, that are proprietary, subject to confidentiality restrictions, or privileged. The Indemnified Person and the Indemnifying Person and their respective employees also agree to render to each, at the sole cost and expense of the Indemnified Party, other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

11.5.4. If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a Third Party Claim without the consent of the Indemnified Person provided that (i) no amount in excess of the Basket Amount (if applicable) is payable by such Indemnified Person in connection with such settlement, (ii) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon such Indemnified Person, and (iii) such settlement expressly and unconditionally releases such Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice; provided, further, that no settlement by the Indemnifying Person of a Third Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all damages they may incur arising out of or resulting from the Third Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this ARTICLE XI.

11.5.5. In calculating amounts payable to an Indemnified Person, the amount of any Indemnified Damages shall be determined net of (i) payments actually recovered by the Indemnified Person under any insurance policy with respect to such Damages (and the Indemnified Person agrees to use commercially reasonably efforts to recover under such insurance policy), and (ii) any prior recovery by the Indemnified Person from any Person with respect to such Damages.

11.5.6. In respect of any Damage for which indemnification may be sought pursuant to ARTICLE XI, the Indemnified Person shall (and shall cause its Affiliates to) (a) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages to which it may be entitled to indemnification under this Agreement except to the extent that the Indemnified Person believes in good faith that the taking of such action would have material and adverse consequences for the Indemnified Person, and (b) select the lowest cost remedy available consistent with good business practice.

11.5.7. For all tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.

11.6. Exclusive Remedy. Purchaser and Seller acknowledge and agree that following the Closing the foregoing indemnification provisions in this ARTICLE XI shall be the exclusive remedy of Purchaser and Seller with respect to the transactions contemplated by this Agreement, other than for claims arising from or relating to willful misconduct, bad faith, gross negligence or fraud.

11.7. Manner of Payment.

11.7.1. To the extent Purchaser is entitled to any indemnification payments from the Escrow Fund pursuant to Section 11.2.1, within five (5) days after the final determination thereof, Purchaser and Seller shall jointly instruct the Escrow Agent in writing to promptly pay to Purchaser such amount. Any other indemnification payments made by Seller or Purchaser pursuant to Section 11.1 shall be effected by wire transfer of immediately available funds to the accounts designated by Purchaser or Seller, as applicable, within five (5) days after the final determination thereof.

11.7.2. Any indemnification payments made by Purchaser pursuant to Section 11.3 shall be effected by wire transfer of immediately available funds to the accounts designated by Seller within five (5) days after the final determination thereof.

ARTICLE XII

Risk of Loss

12.1. Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser in writing of such fact promptly after Seller obtains knowledge thereof. If such condemnation or casualty is Material (as such term is hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice thereof, or the Closing Date, whichever is earlier. If this Agreement is terminated, neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations. If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (x) Seller shall assign and turn over to Purchaser all of the insurance proceeds or condemnation awards, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right to receive the same) paid with respect to such fire or other casualty or condemnation, including any rent abatement insurance accruing after the Closing for such casualty or condemnation, and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2. Condemnation not Material. If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign all remaining awards or any rights to collect awards to Purchaser on the Closing Date.

12.3. Casualty not Material. If the casualty is not Material, then the Closing shall occur without abatement of the Purchase Price (except for a credit against the Purchase Price in the amount of the applicable deductible under Seller’s insurance policies), Seller shall not be obligated to repair such damage or destruction and Seller shall assign and turn over to Purchaser all of the insurance proceeds net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty, including any rent abatement insurance accruing for periods after the Closing with respect to such casualty.

12.4. Materiality. For purposes of this ARTICLE XII, the term “Material” shall mean:

(1) with respect to a taking by eminent domain, a taking of five percent (5%) of the interior leasable area of the Improvements; and

(2) with respect to a casualty, any casualty such that (a) the cost of repair, as reasonably estimated by an independent engineer licensed to do business in the state where the land is located selected by Seller and reasonably acceptable to Purchaser (the “Independent Engineer”), is in excess of five percent (5%) of the Purchase Price, or (b) will require, in the Independent Engineer’s opinion, more than six (6) months from the occurrence of the fire or other casualty to fully repair. If Seller selects an Independent Engineer and notifies Purchaser of such selection, Purchaser shall respond within five (5) Business Days as to whether such Independent Engineer is acceptable to Purchaser, with a failure to respond being deemed an acceptance.

12.5. Acknowledgement. The provisions of this ARTICLE XII are intended to override any applicable state law allowing a purchaser of real property to terminate a purchase contract upon the occurrence of a casualty or condemnation that would be less than a Material casualty or condemnation.

ARTICLE XIII

Confidentiality

13.1. Confidentiality. The parties hereto acknowledge and agree that the information being provided to it in connection herewith and the transactions contemplated hereby is subject to the terms and conditions of the confidentiality agreement between Sentinel Data Centers and Digital Realty Trust, dated as of March 20, 2008 (as reaffirmed by Seller, Purchaser and certain other parties on December 7, 2009, the “Confidentiality Agreement”) the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the Confidentiality Agreement shall terminate upon the Closing Date.

13.2. Publication. Purchaser and Seller shall consult with each other prior to making any public statements with respect to this Agreement and the transactions contemplated hereby and, except as otherwise may be required by law, by court process, by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, or in connection with any filing with, or information furnished to, the U.S. Securities and Exchange Commission, Purchaser and Seller shall not make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed, it being understood that disclosure by either party to its members, or their respective Affiliates or representatives or to any other Person reasonably necessary to the consummation of the transaction contemplated by this Agreement shall not be prohibited hereby.

ARTICLE XIV

Miscellaneous

14.1. Notices. Any and all notices, requests, demands or other communications hereunder shall be given in writing and by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof). Any notice required or permitted to be given hereunder shall be deemed given and effective upon receipt thereof by the recipient thereto:

To Seller:

Sentinel Properties – Bedford LLC 1270 Avenue of the Americas, Suite 204 New York, New York 10020
Attn:	Todd Aaron Joshua Rabina
Fax No.: (212) 937-4636

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attn:	Alan C. Myers, Esq. David L. Nagler, Esq. Thomas W. Greenberg, Esq.
Fax No.: (212) 735-2000

To Purchaser:

560 Mission Street, Suite 2900 San Francisco, California 94105
Attn:	Scott Peterson
Fax No.: (415) 738-6501

With a copy to:

Holland & Knight LLP 633 West Fifth Street, 21st Floor Los Angeles, California 90071
Attn:	Susan J. Booth, Esq.
Fax No: (213) 896- 2450

Purchaser’s counsel may give any notices or other communications hereunder on behalf of Purchaser and Seller’s counsel may give any notices or other communications hereunder on behalf of Seller.

14.2. Governing Law; Venue.

14.2.1. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles of the State of Delaware to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

14.2.2. To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in the State of Delaware and each party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each party hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

14.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

14.4. Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided is not a Business Day, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day following such day.

14.5. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

14.6. Binding Effect. This Agreement shall not become a binding obligation upon Seller or Purchaser unless and until the same has been fully executed by Purchaser and Seller and a fully executed counterpart has been delivered by Seller to Purchaser

14.7. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

14.8. Assignment. This Agreement may not be assigned by either party hereto and any assignment or attempted assignment in violation hereof shall constitute a default hereunder and shall be deemed null and void and of no force or effect; provided, however, that Purchaser may, without the consent of Seller, assign any or all of its rights, and its respective related obligations hereunder, to any of its wholly-owned subsidiaries (although no such assignment shall relieve Purchaser of its obligations to Seller or any Seller Indemnified Party hereunder).

14.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the parties may be entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (x) the amount of time during which such action is pending, plus 20 Business Days or (y) such other time period established by the Delaware court presiding over such action. Notwithstanding the foregoing, no action for specific performance may be brought following the earlier to occur of (x) the termination of this Agreement in accordance with its terms and (y) ninety (90) days following January 15, 2010, time being of the essence.

14.10. Brokerage Commission. Except as set forth on Schedule 14.10, Seller and Purchaser each represent and warrant to the other party that its sole contact with the other party in respect of the Property regarding this transaction has been directly with the other party. Except as set forth on Schedule 14.10, Seller and Purchaser further represent and warrant to each other that no broker or finder can properly claim a right to a commission or finder’s fee based upon contacts between the claimant and the warranting party with respect to the other party or the Property. Seller shall be solely responsible for any such commission or finder’s fee owed by it to any Person set forth on Schedule 14.10. Seller and Purchaser shall indemnify, defend and hold the other party harmless from and against any loss, cost or expense, including, but not limited to, attorneys’ fees and court costs, resulting from any claim for a fee or commission by any broker or finder in connection with the Property, and this Agreement resulting from the indemnifying party’s actions.

14.11. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller and Purchaser agree to cooperate with one another, but without any obligation to incur any additional liability, expense or obligations to third parties, on or after the Closing in such manner as may be reasonably necessary to consummate the transactions contemplated hereby and deliver to Purchaser the conveyance, transfer and assignment of the Property and all rights related thereto (and confirm Purchaser’s acceptance and assumption of the obligations related thereto), including, without limitation, execution of documents reasonably required by the other party and the obligations of each party under the foregoing sentence shall survive the Closing.

14.12. Information and Audit Cooperation. At Purchaser’s request, at any time after the Closing Date, upon reasonable advance notice, Seller shall provide to Purchaser’s designated independent auditor reasonable access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit S attached hereto.

14.13. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. When a reference is made in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

14.14. Entire Agreement. Except with respect to the Confidentiality Agreement, which shall remain in full force and effect, this Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their respective agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein or in the other Closing Documents. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

14.15. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless and to the extent that the invalidation of any such term or provision materially alters the intent of the parties hereto.

14.16. Survival. Except for those provisions of this Agreement and the other Closing Documents which expressly provide that any obligation, representation, warranty or covenant contained therein shall survive the Closing, the provisions of this Agreement shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

14.17. Exhibits. Each of the Exhibits and Schedules attached hereto are incorporated herein by reference.

14.18. Limitation of Liability. The obligations of Seller and Purchaser are intended to be binding only on Seller and Purchaser (and any person to whom Purchaser assigns its rights and obligations hereunder pursuant to Section 14.8), respectively, and each of such party’s assets and shall not be personally binding upon, nor shall any resort be had to, any of the members, partners, officers, directors, shareholders, advisors, principals, representatives, agents, or employees of Seller or Purchaser, or any of their respective Affiliates, successors or assigns.

14.19. Real Estate Reporting Person. The Title Company is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by the Title Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, the Title Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to the Title Company and shall otherwise reasonably cooperate with the Title Company in connection with the Title Company’s duties as real estate reporting person.

14.20. No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a willful and material breach of this Agreement.

14.21. No Other Parties. This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, except the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

14.22. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

14.23. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Tenant Estoppel” has the meaning set forth in Section 7.5.

“Additional Rents” has the meaning set forth in Section 3.2.5.

“Additional Tenant Work” has the meaning set forth in Section 3.2.7.

“Adjusted Purchase Price” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first person.

“Affiliate Agreement” has the meaning set forth in Section 8.1.3.

“Agreement” has the meaning set forth in the preamble.

“Alternate Proposal” means any proposal or offer from any Person relating to or that is reasonably expected to lead to an acquisition or purchase of the Real Property.

“Assignment and Assumption of Contracts” has the meaning set forth in Section 9.1.3.

“Assignment and Assumption of Leases” has the meaning set forth in Section 9.1.2.

“Basket Amount” has the meaning set forth in Section 11.4.1.

“Bill of Sale” has the meaning set forth in Section 9.1.13.

“Books and Records” has the meaning set forth in Section 1.1.8.

“Brokerage Agreements” has the meaning set forth in Section 5.1.5.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Boston, Massachusetts or San Francisco, California are authorized or obligated by law or executive order to close.

“Closing” has the meaning set forth in Section 3.1.

“Closing Agreement” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Document” or “Closing Documents” has the meaning set forth in Section 1.2.1.

“Code” has the meaning set forth in Section 7.10.

“Confidentiality Agreement” has the meaning set forth in Section 13.1.

“Construction Work” has the meaning set forth in Section 3.2.7.

“Contracts” has the meaning set forth in Section 1.1.6.

“Damages” means all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses), equitable relief or conduct restriction; provided, however, that Damages will not include consequential, punitive, treble or similar damages, lost profits or diminution in value.

“Deed” has the meaning set forth in Section 9.1.1.

“Delinquency Report” has the meaning set forth in Section 5.1.5(v).

“End Date” has the meaning set forth in Section 10.1.3.

“Environmental Claim” has the meaning set forth in Section 6.4.2.

“Escrow Agent” has the meaning set forth in Section 2.2.

“Escrow Agreement” has the meaning set forth in Section 2.2.

“Escrow Amount” means an amount equal to five percent (5%) of the Purchase Price.

“Escrow Fund” has the meaning set forth in Section 2.2.

“Escrow Release Date” has the meaning set forth in Section 2.2.

“Exchange” has the meaning set forth in Section 7.10.

“Exchange Party” has the meaning set forth in Section 7.10.

“Existing Contracts” has the meaning set forth in Section 1.1.6.

“Existing Leases” has the meaning set forth in Section 1.1.4.

“Fixed Rent” has the meaning set forth in Section 3.2.4.

“Genesis Agreement” has the meaning set forth in Section 5.1.18.

“Governmental Authority” has the meaning set forth in Section 4.1.3.

“Hazardous Substances” means any of the following: (i) “hazardous substances” or “toxic substances”, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, all as amended; (ii) “hazardous wastes”, as that term is defined by the Resource Convention and Recovery Act, 42 U.S.C. § 6902, et seq., as amended; (iii) any substance, material, chemical or waste defined as “hazardous” under the laws of the state or city in which the Land is located; (iv) any pollutant, contaminant or hazardous, dangerous or toxic chemicals, materials or substances which is regulated under any applicable federal, state or local law, regulations, ordinance or requirement (including consent decrees and administrative orders) as amended; (v) any oil, petroleum or petroleum derived substance, petroleum products, or substances or compounds containing petroleum products; (vi) any radioactive material as defined at 42 U.S.C. § 2100, et seq., as amended; (vii) asbestos or asbestos containing materials; and (viii) polychlorinated biphenyls or substances or compounds containing polychlorinated biphenyls.

“Improvements” has the meaning set forth in Section 1.1.2.

“Indemnifiable Damages” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.5.

“Indemnifying Person” has the meaning set forth in Section 11.5.

“Independent Engineer” has the meaning set forth in Section 12.4.

“Insurance Policies” has the meaning set forth in Section 5.1.10.

“Intangible Property” has the meaning set forth in Section 1.1.6.

“Intellectual Property” has the meaning set forth in Section 1.1.6.

“Interim Period Claim Amount” has the meaning set forth in Section 2.3.

“Interim Period Damages Notice” has the meaning set forth in Section 2.3.

“Interim Period Escrow Agreement” has the meaning set forth in Section 2.3.

“Interim Period Escrow Amount” has the meaning set forth in Section 2.3.

“Interim Period Escrow Fund” has the meaning set forth in Section 2.3.

“Interim Period Escrow Release Date” has the meaning set forth in Section 2.3.

“Interim Period Threshold” has the meaning set forth in Section 2.3.

“Land” has the meaning set forth in Section 1.1.1.

“Leases” has the meaning set forth in Section 1.1.4.

“Leasing Costs” has the meaning set forth in Section 3.2.7.

“Leasing Cut-off Date” has the meaning set forth in Section 3.2.7.

“Lender” means Boston Private Bank & Trust Company.

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material” has the meaning set forth in Section 12.4.

“Material Adverse Effect” means a material adverse effect on the ownership, operation, use or value of the Property.

“Minimum Estoppel Requirement” has the meaning set forth in Section 7.5.

“Monetary Encumbrances” has the meaning set forth in Section 4.1.4.

“Net Cash Purchase Price” means an amount equal to the Adjusted Purchase Price minus the Payoff Amount, and minus the Escrow Amount and minus the Interim Period Escrow Amount, if any.

“New Contracts” has the meaning set forth in Section 1.1.6.

“New Leases” has the meaning set forth in Section 1.1.4.

“Nonexchange Party” has the meaning set forth in Section 7.10.

“Non-Competition Agreement” has the meaning set forth in Section 9.1.21.

“Notice of Claim” has the meaning set forth in Section 11.5.1.

“Notice of Escrow Claim” has the meaning set forth in Section 11.4.3.

“Noticed Claim” has the meaning set forth in Section 11.4.3.

“Other Liens” has the meaning set forth in Section 4.1.4.

“Order” has the meaning set forth in Section 8.1.2.

“Payoff Amount” means the amount set forth on the payoff letter with respect to each indebtedness on the Property, delivered by the Lender to Seller prior to the Closing Date.

“Permits and Licenses” has the meaning set forth in Section 1.1.6.

“Permitted Exceptions” has the meaning set forth in Section 4.1.3.

“Personal Property” has the meaning set forth in Section 1.1.5.

“Plans” has the meaning set forth in Section 1.1.7.

“Pre-Closing Expense Payment” means a cost or expense, known by Seller as of any date prior to the Closing Date, arising prior to the Closing Date, under any of the Contracts, Leases, Brokerage Agreements assumed by Purchaser under this Agreement or the other Closing Documents, which cost or expense (a) is due or payable prior to the Closing Date, (b) is not paid by Seller prior to delinquency, and (c) is not prorated in accordance with this Agreement.

“Prohibited Country” has the meaning set forth in Section 5.1.4.

“Prohibited Government” has the meaning set forth in Section 5.1.4.

“Property” has the meaning set forth in Section 1.1.8.

“Property’s Employees” has the meaning set forth in Section 5.1.18.

“Proration Statement” has the meaning set forth in Section 3.2.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Cap Amount” has the meaning set forth in Section 11.4.2.

“Purchaser Indemnifiable Damages” has the meaning set forth in Section 11.3.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 8.1.1.

“Purchaser’s Title Commitment” has the meaning set forth in Section 4.1.1.

“Purchaser’s Title Company” has the meaning set forth in Section 4.1.1.

“Real Property” has the meaning set forth in Section 1.1.3.

“Recertified Survey” has the meaning set forth in Section 4.1.1.

“Rents” has the meaning set forth in Section 3.2.5.

“Requirement” has the meaning set forth in Section 8.1.2.

“Security Deposits” has the meaning set forth in Section 5.1.5.

“SCO” has the meaning set forth in Section 5.1.18.

“SCO Contracts” has the meaning set forth in Section 1.1.6.

“Seller” has the meaning set forth in the preamble.

“Seller Cap Amount” has the meaning set forth in Section 11.4.1.

“Seller Indemnifiable Damages” has the meaning set forth in Section 11.2.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Sentinel Marks” has the meaning set forth in Section 1.2.3.

“Survey” has the meaning set forth in Section 4.1.1.

“Survey Update” has the meaning set forth in Section 4.1.1.

“Surviving Termination Obligations” has the meaning set forth in Section 10.2.

“Tax Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before or otherwise involving, any (i) federal, state, local, municipal, foreign or other government; (ii) Governmental Authority or quasi-governmental authority of any nature (including any Governmental Authority, branch, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or arbitrator, relating to taxes.

“Tenant” has the meaning set forth in Section 3.2.4.

“Tenant Estoppel Certificate Form” has the meaning set forth in Section 7.5.

“Tenant Improvement Work” has the meaning set forth in Section 5.1.5.

“Third Party Claim” has the meaning set forth in Section 11.5.1.

“Title Affidavit” has the meaning set forth in Section 9.1.17.

“Title Company” has the meaning set forth in Section 2.1.

“Title Objection” has the meaning set forth in Section 4.1.2.

“Title Policy” has the meaning set forth in Section 4.1.1.

“Title Update” has the meaning set forth in Section 4.1.2.

“Transfer Tax Return” means any return, declaration, report, election, or information return or other statement or form filed or required to be filed with any tax authority relating to Transfer Taxes, including any schedule or attachment thereto or any amendment thereof.

“Transfer Taxes” has the meaning set forth in Section 3.3.

“Updated Delinquency Report” has the meaning set forth in Section 9.1.7.

“Violations” has the meaning set forth in Section 4.1.3.

“Voluntary Encumbrances” has the meaning set forth in Section 4.1.4.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

SENTINEL PROPERTIES – BEDFORD LLC, a Delaware limited liability company

By:	/s/ Todd Aaron
	Name:	Todd Aaron
	Title:	Co-President

PURCHASER:

DIGITAL REALTY TRUST, L.P., a Maryland limited partnership

By:	Digital Realty Trust, Inc.,
a Maryland corporation its general partner

By:	/s/ Michael F. Foust
	Name:	Michael F. Foust
	Title:	Chief Executive Officer

TITLE COMPANY:

The undersigned Title Company accepts the foregoing Purchase and Sale Agreement and agrees to act as Title Company under this Agreement in strict accordance with its terms.

Commonwealth Land Insurance Company/COMMONWEALTH LAND INSURANCE COMPANY

By:	/s/ Mai Ly Marsh
Name:	Mai Ly Marsh
Title:	Sr. Escrow Officer